Filed Pursuant to 424(b)(3)
Registration No. 333-219880

PROSPECTUS

Great Lakes Dredge & Dock Corporation

OFFER TO EXCHANGE

$325,000,000 aggregate principal amount of its 8.000% Senior Notes due 2022 that have been registered under the Securities Act of 1933

(which we refer to as the “New Notes”) for any and all of its outstanding unregistered

8.000% Senior Notes due 2022 (which we refer to as the “Old Notes”)

The exchange offer will expire at 5:00 p.m., New York City time, on September 15, 2017, unless extended.

On the following terms and conditions, we are offering to exchange up to $325,000,000 aggregate principal amount of New Notes for all $325,000,000 aggregate principal amount of our outstanding Old Notes that we sold on May 24, 2017 in a private offering:

•	We will exchange New Notes for all outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of Old Notes at any time prior to the expiration or termination of the exchange offer.

•	The terms of the New Notes are substantially identical to those of the outstanding Old Notes, except that the New Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions, registration rights and additional interest provisions applicable to the Old Notes do not apply to the New Notes. The New Notes will also have a separate CUSIP number from that of the Old Notes.

•	The New Notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior indebtedness and will rank senior to all of our existing and future subordinated indebtedness. Each of our existing and future domestic subsidiaries that guarantees our senior secured revolving credit facility will unconditionally guarantee the New Notes with guarantees that will rank equal in right of payment to all existing and future senior indebtedness of such guarantor and will rank senior to all of the future subordinated indebtedness of such guarantor. The New Notes will be effectively subordinated to all of our and the Guarantors’ existing and future secured indebtedness, including amounts outstanding under our senior secured revolving credit facility, to the extent of the value of the assets securing such indebtedness.

•	We believe that the exchange of Old Notes for New Notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption “Principal U.S. Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We issued the Old Notes in a transaction not requiring registration under the Securities Act, and, as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights as a holder of the Old Notes.

Neither the New Notes nor the Old Notes (collectively, the “Notes”) will be listed on any securities exchange.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer will be deemed to have acknowledged and agreed that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Exchanging your outstanding Old Notes for New Notes involves risks. See the risk factors described under, and incorporated by reference into, “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 17, 2017

ABOUT THIS PROSPECTUS

You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If any person other than us provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, nor are we soliciting an offer to buy, securities in any jurisdiction where the offer is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in the documents incorporated by reference in this prospectus speaks only as of the respective dates of those documents or the dates on which they were filed with the SEC, as applicable. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus (see “Where You Can Find More Information”). We will provide this information to you at no charge upon written or oral request directed to: Great Lakes Dredge & Dock Corporation, Chief Legal Officer, 2122 York Road, Oak Brook, Illinois 60523, telephone (630) 574-3000. In order to ensure timely delivery of the information, any request should be made no later than September 8, 2017, which is five business days prior to the scheduled expiration of the exchange offer.

Neither the Old Notes nor the New Notes have been recommended by any federal, state or foreign securities authorities and they have not determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We are not providing you with any legal, business, tax or other advice in this prospectus. You should consult with your own advisors as needed to assist you in making your investment decision and to advise you whether you are legally permitted to exchange your outstanding Old Notes for New Notes in the exchange offer.

References in this prospectus to “GLDD,” “the Company,” “we,” “us” and “our” are to Great Lakes Dredge & Dock Corporation and its consolidated subsidiaries, and references to a “Guarantor” or the “Guarantors” are to each of the wholly-owned subsidiaries listed as guarantors under “Summary—Summary Description of the Notes,” in each case unless otherwise stated or the context otherwise requires. However, in the “Description of the Notes” section of this prospectus, references to “Great Lakes Dredge & Dock,” “Great Lakes,” “the Company,” “we,” “us” and “our” are to Great Lakes Dredge & Dock Corporation only and not any of its subsidiaries. Unless otherwise specified or the context otherwise requires, references to “$” or “dollars” in this prospectus are to United States dollars.

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FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the SEC, all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements and/or of its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of plans, strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. The Company cautions investors that its forward-looking statements, and the assumptions upon which they are based, (i) are not guarantees or indicative of future performance, (ii) are inherently speculative and (iii) are subject to a number of risks, uncertainties and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to the Company and its business. Factors that could affect actual results include, but are not limited to, the Company’s ability to obtain federal government dredging and other contracts; potential changes in the spending priorities of the federal government; the Company’s ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to the Company’s fixed cost contracts; the timing of the Company’s performance on contracts; significant liabilities that could be imposed were the Company to fail to comply with government contracting regulations; risks related to international dredging operations, including instability in the Middle East; a significant negative change to large, single customer contracts from which a significant portion of the Company’s international revenue is derived; changes in previously-recorded revenue and profit due to the Company’s use of the percentage-of-completion method of accounting; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of the Company’s estimated backlog; the Company’s ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to the Company’s historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels; the Company becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; uncertainty regarding fiscal, tax, immigration, and other policies of the new U.S. Presidential administration; maintaining an adequate level of insurance coverage; information technology security breaches; inability to identify and contract with qualified minority business enterprise or disadvantaged business enterprise contractors to perform as subcontractors; the Company’s substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on the Company’s hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; losses attributable to the Company’s investments in privately financed projects; and other risks and uncertainties that are described under the heading “Risk Factors” beginning on page 12 and in Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2016, in its quarterly reports on Form 10-Q and in its other securities filings with the SEC.

Additional factors or risks that the Company currently deems immaterial, that are not presently known to the Company or that arise in the future could also cause the Company’s actual results to differ materially from its expected results. Given these uncertainties, the Company cautions investors not to unduly rely on its forward-

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looking statements, which speak only as of the date of the specific document in which they appear. The Company undertakes no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about the Company’s intentions contained in any of its forward-looking statements reflects the Company’s intentions as of the date of the specific document in which they appear, and is based upon, among other things, existing industry, competitive, regulatory, economic and market conditions, and the Company’s assumptions as of such date. The Company may change its intentions, strategies or plans at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise.

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SUMMARY

This summary highlights information that is contained or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you. Before making an investment decision, you should read carefully the entire prospectus, including the “Risk Factors” section, together with the documents incorporated by reference that are described under “Where You Can Find More Information.”

The Company

General

Great Lakes is the largest provider of dredging services in the United States and is the only U.S. dredging service provider with significant international operations. The Company was founded in 1890 as Lydon & Drews Partnership and performed its first project in Chicago, Illinois. The Company changed its name to Great Lakes Dredge & Dock Company in 1905 and was involved in a number of marine construction and landfill projects along the Chicago lakefront and in the surrounding Great Lakes region. Great Lakes now provides dredging services in the East, West, and Gulf Coasts of the United States and worldwide.

The Company also owns specialty contracting service providers that primarily offer environmental, remediation and geotechnical services throughout the United States. The Company operates in two operating segments: dredging and environmental & infrastructure.

Our principal executive offices are located at 2122 York Road, Oak Brook, Illinois 60523 and our telephone number is (630) 574-3000. Our website is located at www.gldd.com. Our website and the information contained on our website are not part of this prospectus.

Ratio of Earnings to Fixed Charges

The following table contains our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges for the periods set forth below, earnings consist of pretax income (loss) from continuing operations (before adjustment for noncontrolling interests in consolidated subsidiaries and income (loss) from equity investees), plus fixed charges, minus capitalized interest. Fixed charges consist of interest expense, amortization of deferred financing costs and estimated interest expense relating to operating leases.

	Six Months Ended June 30, 2017	Fiscal Year Ended December 31,
		2016		2015		2014	2013	2012
Ratio of earnings to fixed charges [a,b]	0.3xc	0.4x	[d]	0.8x	[e]	1.2x	2.0x	1.4x

a.	The ratio of earnings to fixed charges should be read in conjunction with our financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended December 31, 2016 and subsequent quarterly reports on Form 10-Q.
b.	The Company had deficiencies of earnings to fixed charges of $10.8 million, $17.2 million, and $5.9 million for the six months ended June 30, 2017 and for the years ended December 31, 2016 and 2015, respectively.
c.	As a result of the loss recorded for the six months ended June 30, 2017, the ratio coverage was less than 1:1. GLDD would have needed to generate additional earnings of $12.3 million to achieve coverage of 1:1 for such period.
d.	As a result of the loss recorded in 2016, the ratio coverage was less than 1:1. GLDD would have needed to generate additional earnings of $20.3 million to achieve coverage of 1:1 in 2016.
e.	As a result of the loss recorded in 2015, the ratio coverage was less than 1:1. GLDD would have needed to generate additional earnings of $9.0 million to achieve coverage of 1:1 in 2015.

The Exchange Offer

The following is a brief summary of the terms of the exchange offer. It does not contain all of the information that you need to consider in making your decision regarding whether to exchange your Old Notes for New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “The Exchange Offer” contains a more detailed description of the terms and conditions of the exchange offer. To understand all of the terms of the exchange offer and the New Notes, you should carefully read this prospectus as well as the documents incorporated by reference that are described under “Where You Can Find More Information.”

Old Notes	8.000% Senior Notes due 2022, which were issued on May 24, 2017 in connection with a private offering. The Old Notes were issued under the Indenture, dated as of May 24, 2017 (the “Indenture”), in the aggregate principal amount of $325,000,000. The Old Notes and the New Notes are herein collectively referred to as “Notes” under the Indenture.

New Notes	8.000% Senior Notes due 2022, the issuance of which has been registered under the Securities Act. The form and terms of the New Notes are substantially identical in all material respects to those of the Old Notes, except that (i) the transfer restrictions, registration rights and additional interest provisions applicable to the Old Notes do not apply to the New Notes and (ii) the New Notes will have a separate CUSIP number from that of the Old Notes.

Exchange Offer	We are offering to issue up to $325,000,000 aggregate principal amount of New Notes in exchange for a like principal amount of the Old Notes to satisfy our obligations under the registration rights agreement that was executed when the Old Notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S promulgated under the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on September 15, 2017 (the twenty-first business day following the date of this prospectus), unless extended in our sole and absolute discretion. By tendering your Old Notes, you will be deemed to represent to us that:

•	any New Notes that you acquire in the exchange offer are being acquired by you in the ordinary course of your business;

•	at the time of commencement of the exchange offer, neither you nor anyone receiving New Notes from you has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes in violation of the Securities Act;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	if you are a broker-dealer that will receive the New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market-making or other trading activities, then you will deliver a prospectus in connection with any resale of the New Notes you receive. For further information regarding resales of the New Notes, see the discussion under the caption “Plan of Distribution.”

Procedures for Tendering Old Notes	If you wish to tender your Old Notes for New Notes pursuant to the exchange offer, you must transmit to Wells Fargo Bank, N.A., as the exchange agent for the exchange offer, on or before the expiration date, one of the following:

•	a properly completed and duly executed letter of transmittal, which accompanies this prospectus, with any required signature guarantees, together with the certificates for your Old Notes, in proper form for transfer, and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal;

•	a computer generated message transmitted through DTC’s Automated Tender Offer Program (“ATOP”) system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•	a properly completed and properly tendered notice of guaranteed delivery through an eligible guarantor institution to the exchange agent by facsimile or mail, or a properly transmitted agent’s message and notice of guaranteed delivery, to be followed by a properly completed and duly executed letter of transmittal, as well as all tendered Old Notes in proper form for transfer or a book-entry transfer confirmation, and all other related documents within three New York Stock Exchange trading days after expiration of the exchange offer.

For further information, see “The Exchange Offer—Procedures for Tendering Old Notes.”

Withdrawal; Non-Acceptance	You may withdraw any Old Notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on September 15, 2017. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the Old Notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered Old Notes, see “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes” and the “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Principal U.S. Federal Income Tax Considerations	We do not believe the exchange of the Old Notes for New Notes in the exchange offer will be a taxable event for U.S. federal income tax purposes. See the discussion under the caption “Principal U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	Wells Fargo Bank, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

Resales	Based on current interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the New Notes in the exchange offer in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes;

•	you are not our “affiliate” within the meaning of Rule 405 of the Securities Act;

•	you are not a broker-dealer who acquired Old Notes directly from our company, and

•	you are not a participating broker-dealer that in connection with the exchange offer receives New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities.

Each broker-dealer that receives New Notes in exchange for Old Notes that were acquired for its own account as a result of market-making or other trading activity will be required to deliver a prospectus in connection with any resale of the New Notes. See the discussion below under the caption “Plan of Distribution” for more information.

Consequences of Not Exchanging Old Notes

If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not plan to register the Old Notes under the Securities Act. Under certain limited circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell New Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

Summary Description of the Notes

The following is a brief summary of the terms of the New Notes. It does not contain all of the information that you need to consider in making your investment decision. The terms of the New Notes and those of the outstanding Old Notes are substantially identical, except that the transfer restrictions and rights under the registration rights agreement, including the right to earn additional interest under circumstances relating to our registration obligations, do not apply to the New Notes. To understand all of the terms of the New Notes, you should carefully read this prospectus as well as the documents incorporated by reference that are described under “Where You Can Find More Information.”

Issuer	Great Lakes Dredge & Dock Corporation (the “Company”).

Notes Offered	$325,000,000 aggregate principal amount of 8.000% Senior Notes due May 15, 2022 (the “New Notes”).

Stated Maturity Date	May 15, 2022

Interest Rate	8.000% per annum.

Interest Payment Dates	Interest on the Notes will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2017, and will be deemed to have accrued from the most recent date on which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, the issue date of the Old Notes (or May 24, 2017).

Guarantees	All of the Company’s existing and future wholly owned domestic subsidiaries that guarantee the Company’s senior secured revolving credit facility will guarantee the Notes on a senior unsecured basis.

Ranking	The New Notes and guarantees will be senior unsecured obligations of the Company and the Guarantors and will:

•	rank senior in right of payment to any of the Company’s and the Guarantors’ existing and future subordinated indebtedness;

•	rank equal in right of payment with all of the Company’s and the Guarantors’ existing and future senior indebtedness; and

•	be effectively subordinated in right of payment to the Company’s and the Guarantors’ existing and future secured indebtedness, including amounts outstanding under the senior secured revolving credit facility, to the extent of the value of the assets securing such indebtedness.

As of June 30, 2017, the Company’s subsidiaries that are not Guarantors of the Notes offered hereby had no outstanding indebtedness (excluding trade payables, intercompany accounts and intercompany transactions). As of and for the last twelve months ended June 30, 2017, these non-guarantor subsidiaries held approximately 1% of the Company’s consolidated assets (excluding intercompany transactions) and generated approximately 3% of the Company’s consolidated net revenues.

Optional Redemption	The Company may redeem some or all of the Notes at any time prior to May 15, 2020 for cash at a redemption price equal to 100% of their principal amount plus a “make-whole” premium (as described under “Description of the Notes—Optional Redemption”), plus accrued and unpaid interest to the redemption date. In addition, prior to May 15, 2020, the Company may redeem up to 35% of the Notes with the proceeds of one or more equity offerings. Additionally, the Company may redeem the Notes, in whole or in part, at any time on and after May 15, 2020 at the redemption prices listed under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Change of Control	If a change of control of the Company occurs, the Company must give holders of the Notes the opportunity to sell the Company their Notes at 101% of their face amount, plus accrued interest.

The Company might not be able to pay you the required price for Notes you present to the Company at the time of a change of control, because the Company might not have enough funds at that time, or the terms of the senior secured revolving credit facility may prevent the Company from paying.

See “Risk Factors—Risks Related to the Notes—Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture governing the Notes, which would violate the terms of the Notes.”

Certain Covenants	The Indenture governing the Notes contains covenants limiting the ability of the Company and its restricted subsidiaries to take various actions, including without limitation:

•	paying dividends or making certain other restricted payments or investments;

•	incurring additional indebtedness and issuing disqualified stock;

•	creating liens on their assets;

•	transferring and selling their assets;

•	entering into certain business combinations with third parties or into certain other transactions with affiliates;

•	creating restrictions on dividends or other payments by the Company’s restricted subsidiaries; and

•	creating guarantees of indebtedness by restricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes—Certain Covenants.”

No Prior Market	The Notes constitute new securities for which there is currently no market. The Company does not intend to apply for the New Notes to be listed on any securities exchange. Accordingly, the Company cannot assure you that a liquid market for the New Notes will develop or be maintained.

Risk Factors

You should carefully consider all of the information included or incorporated by reference in this prospectus. In particular, you should evaluate the information under “Risk Factors” for a discussion of risks associated with the exchange offer and the Notes.

Summary Selected Historical Financial Data

The following tables present selected consolidated historical financial and other data, which you should read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statement and related notes included in our annual report on Form 10-K for the year ended December 31, 2016 and subsequent quarterly reports on Form 10-Q, all of which are incorporated by reference herein. The selected consolidated income statement data for each of the fiscal years in the five year period ended December 31, 2016 and the selected consolidated balance sheet data as of December 31, 2016, 2015, 2014, 2013 and 2012 have been derived from our audited consolidated financial statements (the most recent of which are incorporated by reference herein). The selected consolidated income statement data for each of the six months ended June 30, 2017 and 2016 and the selected consolidated balance sheet data as of June 30, 2017 have been derived from our unaudited condensed consolidated financial statements incorporated by reference herein. Operating results for the interim period ended June 30, 2017 are not necessarily indicative of results for the full year.

	Six months ended June 30,		Year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Unaudited)
	(In millions of dollars)
Income Statement Data:
Contract Revenues	$347.5	$355.3	$767.6	$856.9	$806.8	$731.4	$588.4
Costs of contract revenues	305.5	311.1	681.2	761.0	714.3	631.1	510.3

Gross Profit	42.0	44.3	86.4	95.9	92.5	100.3	78.2
General and administrative expenses	34.1	39.8	65.5	71.1	67.9	68.0	45.7
Proceeds from loss of use claim	—	—	—	—	—	(13.4)	—
Impairment of goodwill	—	—	—	2.8	—	—	—
(Gain) loss on sale of assets—net	0.2	0.7	6.2	(0.9)	0.7	(5.8)	(0.2)

Operating income	7.7	3.7	14.7	23.0	23.9	51.4	32.6
Interest expense—net	(12.0)	(11.6)	(22.9)	(24.4)	(20.0)	(21.9)	(20.9)
Equity in earnings (loss) of joint ventures	(1.5)	0.1	(2.4)	(6.1)	2.9	1.2	0.1
Gain on bargain purchase acquisition	—	—	—	—	2.2	—	—
Other income (expenses)	(0.08)	(1.3)	(3.4)	(1.2)	0.2	(0.4)	(0.0)

Income (loss) from continuing operations before income taxes	(8.2)	(9.2)	(14.0)	(8.7)	9.2	30.3	11.7
Income tax (provision) benefit	3.4	3.4	5.8	2.5	11.5	(10.5)	(5.4)

Income (loss) from continuing operations	(4.8)	(5.8)	(8.2)	(6.2)	20.7	19.9	6.3
Loss from discontinued operations, net of income taxes	(12.7)	—	—	—	(10.4)	(54.9)	(9.6)

Net income (loss)	(17.5)	(5.8)	(8.2)	(6.2)	10.3	(35.0)	(3.3)
Net loss attributable to noncontrolling interests	—	—	—	—	—	0.6	0.6

Net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation	(17.5)	(5.8)	(8.2)	(6.2)	10.3	(34.4)	(2.7)

	As of June 30, 2017	As of December 31,
		2016	2015	2014	2013	2012
	(Unaudited)
	(In millions of dollars)
Balance Sheet Data:
Cash and cash equivalents	$ 12.6	$11.2	$14.2	$42.4	$75.3	$24.4
Working capital	129.3	127.4	124.0	141.7	167.2	127.7
Total assets	839.5	893.6	898.1	888.7	848.8	822.0
Long term debt, promissory notes and subordinated notes	419.3	390.4	345.8	319.9	281.2	258.5
Total stockholder’s equity	230.8	247.9	252.2	256.0	242.1	273.4

	Six months ended June 30,		Year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Unaudited)
	(In millions of dollars)
Other Data:
Adjusted EBITDA from continuing operations (1)	$33.6	$33.3	$74.4	$87.1	$79.8	$102.1	$77.8
Pro Forma Adjusted EBITDA from continuing operations (2)	33.6	36.3	79.1	N/A	N/A	N/A	N/A
Net cash flows from operating activities	(0.2)	7.3	38.7	29.1	48.8	74.8	(1.9)
Net cash flows from investing activities	(25.0)	(21.8)	(72.6)	(73.1)	(116.7)	(46.3)	(63.4)
Net cash flows from financing activities	26.6	21.5	30.8	15.9	35.1	22.5	(23.6)
Depreciation and amortization	25.6	28.8	63.0	64.6	50.1	46.6	37.4
Maintenance expense	27.9	25.8	57.1	55.6	57.4	49.5	51.8
Capital expenditures	32.4	29.1	85.2	89.3	92.1	62.0	76.3

(1)	Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions and share-based compensation expense. Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company presents herein Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company’s operating trends. The Company has been advised that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate the performance of companies with substantial leverage and that certain of the Company’s primary stakeholders (including its stockholders, bondholders and banks) from time to time use Adjusted EBITDA from continuing operations, or a comparable metric, to evaluate the Company’s period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides an additional measure of the Company’s recurring operating performance and allows management to readily view operating trends and perform analytical comparisons regarding the Company’s operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company’s incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance or (b) cash provided by operating activities as a measure of liquidity. As such, you should be aware that the Company’s use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense, share-based compensation and the significant cash requirements associated therewith and the exclusion of depreciation and amortization, accelerated maintenance expense for new international deployments, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure the Company’s operating performance and uses Adjusted EBITDA from continuing operations only as a supplemental measure thereof. Adjusted EBITDA from continuing operations should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP. The following is a reconciliation of Adjusted EBITDA from continuing operations to net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation:

	Six months ended June 30,		Year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Unaudited; in thousands of dollars)
Non-GAAP Reconciliation
Net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(17,482)	$(5,754)	$(8,177)	$(6,189)	$ 10,295	$(34,361)	$(2,695)
Income (loss) from discontinued operations, net of income taxes	(12,697)	—	—	—	(10,423)	(54,850)	(9,635)
Net (income) loss attributable to noncontrolling interest	—	—	—	—	—	632	645

Income from continuing operations	(4,785)	(5,754)	(8,177)	(6,189)	20,718	19,857	6,295
Adjusted for:
Interest expense—net	12,023	11,624	22,907	24,365	19,967	21,941	20,925
Income tax provision (benefit)	(3,398)	(3,409)	(5,792)	(2,497)	(11,530)	10,460	5,419
Depreciation and amortization	25,629	28,820	63,023	64,585	50,129	46,622	37,430
Accelerated maintenance expense	—	—	—	—	—	—	4,672
Impairment of goodwill	—	—	—	2,750	—	—	—
Gain on bargain purchase acquisition	—	—	—	—	(2,197)	—	—
Loss on extinguishment of debt	2,330	—	—	—	—	—	—
Share-based compensation	1,758	2,006	2,455	4,040	2,694	3,251	3,081

Adjusted EBITDA from continuing operations	$33,557	$33,287	$74,416	$87,054	$79,781	$102,131	$77,822

(2)	Pro Forma Adjusted EBITDA from continuing operations, as presented herein, represents Adjusted EBITDA from continuing operations, as further adjusted to eliminate losses incurred by certain service lines of Terra Contracting Services, LLC (“Terra”) no longer owned by the Company. The Company acquired Terra in 2012 to augment its environmental & infrastructure segment, and sold assets related to certain of Terra’s service lines in the fourth quarter of 2016. Pro Forma Adjusted EBITDA from continuing operations, which is presented herein as if the Terra asset sales occurred on January 1, 2016, is a measure that is neither derived in accordance with GAAP nor prepared in conformity with Regulation S-X promulgated by the SEC under the federal securities laws. The Company presents herein Pro Forma Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company’s operating trends. Management believes that Pro Forma Adjusted EBITDA from continuing operations provides an additional measure of the Company’s recurring operating performance and allows management to readily view operating trends and perform analytical comparisons regarding the Company’s operating performance. In addition, the lenders under the Company’s senior secured revolving credit facility similarly adjust the Company’s recent operating results to eliminate a portion of the losses incurred by the Terra service lines sold during the fourth quarter of 2016. As such, the presentation herein of Pro Forma Adjusted EBITDA from continuing operations provides prospective purchasers of the Notes with adjusted pro forma financial information similar in certain respects to the information used by our secured lenders to measure our operating performance. Each of the limitations and qualifications expressed in Note 1 above regarding Adjusted EBITDA from continuing operations also applies with respect to Pro Forma Adjusted EBITDA from continuing operations. For these reasons, the Company uses operating income to measure the Company’s operating performance and uses Pro Forma Adjusted EBITDA from continuing operations only as a supplemental measure thereof. For additional information on our use of Pro Forma Adjusted EBITDA from continuing operations, see Note 1 above. The following is a reconciliation of Pro Forma Adjusted EBITDA from continuing operations to net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation:

	Six months ended June 30,		Year ended December 31,
	2017	2016	2016
	(Unaudited; in thousands of dollars)
Non-GAAP Reconciliation
Net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(17,482)	$(5,754)	$ (8,177)
Income (loss) from discontinued operations, net of income taxes	(12,697)	—	—
Net (income) loss attributable to noncontrolling interest	—	—	—

Income from continuing operations	(4,785)	(5,754)	(8,177)
Adjusted for:
Interest expense—net	12,023	11,624	22,907
Income tax provision (benefit)	(3,398)	(3,409)	(5,792)
Depreciation and amortization	25,629	28,820	63,023
Accelerated maintenance expense	—	—	—
Impairment of goodwill	—	—	—
Gain on bargain purchase acquisition	—	—	—
Loss on extinguishment of debt	2,330	—	—
Share-based compensation	1,758	2,006	2,455
Losses incurred by Terra services lines	—	3,040	4,729

Pro Forma Adjusted EBITDA from continuing operations	$33,557	$36,327	$ 79,145

RISK FACTORS

Exchanging your Old Notes for New Notes involves risks. Before deciding whether to participate in the exchange offer, you should carefully consider all of the information included or incorporated by reference in this prospectus, including the risks described below, and under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference in this prospectus. See “Where You Can Find More Information.” The risks and uncertainties described are not the only ones that we face. Additional risks and uncertainties not known to us, that we deem immaterial, or that arise in the future may also adversely affect our business, operating results, cash flows and financial condition.

Risks Related to the Exchange Offer

If you choose not to exchange your Old Notes in the exchange offer, the transfer restrictions currently applicable to your Old Notes will remain in force, and the market price of your Old Notes could decline.

If you do not exchange your Old Notes for New Notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the Old Notes as set forth in the offering memorandum distributed in connection with the private offering of the Old Notes. In general, the Old Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. We did not register the Old Notes and we do not intend to do so following the exchange offer. You should refer to “The Exchange Offer” for information about how to tender your Old Notes.

The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to a reduction in the liquidity thereof.

You must follow the exchange offer procedures carefully in order to receive the New Notes.

If you do not follow the procedures described herein, you will not receive any New Notes. The New Notes will be issued to you in exchange for Old Notes only if you properly tender the Old Notes to the exchange agent prior to the expiration of the exchange offer or provide a satisfactory notice of guaranteed delivery. If you want to tender your Old Notes in exchange for New Notes, you should allow sufficient time to ensure timely completion of the procedures for tending your Old Notes for exchange. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of Old Notes for exchange. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender on your behalf. For additional information, see “The Exchange Offer” in this prospectus.

We may repurchase any Old Notes that are not tendered in the exchange offer on terms that are more or less favorable to the holders of the Old Notes than the terms of the exchange offer.

Although we do not currently intend to do so, we or our affiliates may, to the extent permitted by applicable law, after the expiration date of the exchange offer, acquire Old Notes that are not tendered and accepted in the exchange offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise, upon such terms and at such prices as we may determine, which with respect to the Old Notes may be more or less favorable to holders than the terms of the exchange offer. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future.

Risks Related to the Notes

We have a substantial amount of indebtedness which could adversely affect our financial position and prevent us from fulfilling our obligations under the Notes.

We currently have a substantial amount of indebtedness. As of June 30, 2017, had total debt of approximately $428 million, $325 million consisting of the Notes and $103 million of other debt. We may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

•	require us to dedicate a portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital and capital expenditures, to return capital to stockholders or for other general corporate purposes;

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the Notes and our other indebtedness;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

•	impact the trading value or liquidity of the Notes;

•	increase the risk that third parties will be unwilling or unable to engage in certain financial or commercial arrangements with us;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors;

•	increase our vulnerability to the impact of adverse economic and industry conditions;

•	increase the risk that we will need to sell securities or assets, possibly on unfavorable terms, or take other unfavorable actions to meet payment obligations; or

•	increase the risk that we will not meet financial covenants contained in our current or future debt agreements or timely make all required debt payments, either of which could result in the acceleration of some or all of our outstanding indebtedness.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more indebtedness. This could exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the senior secured revolving credit facility limit and the terms of the Indenture that govern the Notes limit, but not prohibit, us or our subsidiaries from incurring additional indebtedness. If we incur any additional indebtedness that ranks equally with the Notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the Notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under the senior secured revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could prohibit us from making payments of principal, premium, if any, or interest on the Notes and could substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the senior secured revolving credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under the senior secured revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy, if applicable to us, or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under the senior secured revolving credit facility to avoid being in default. If we breach covenants under the senior secured revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the revolving credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy, to the extent applicable to us, or liquidation. No assurance can be given that, if we breach covenants under our revolving credit facility and our creditors seek to enforce their rights under the federal bankruptcy laws, that a forum will be available to creditors. See “Description of the Notes.”

The Notes and the guarantees are unsecured and effectively subordinated to our and the Guarantors’ existing and future secured indebtedness.

The Notes and the guarantees are general unsecured obligations ranking effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and that of each Guarantor, including indebtedness under the senior secured revolving credit facility. Additionally, the Indenture governing the Notes will permits us to incur additional secured indebtedness in the future. In the event that we or a Guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is effectively senior to the Notes and the guarantees will be entitled to be paid in full from our assets or the assets of the Guarantors, as applicable, securing such indebtedness before any payment may be made with respect to the Notes or the affected guarantees. Holders of the Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

As of June 30, 2017, the Old Notes and the guarantees were (and the New Notes would have been) effectively subordinated to $40 million of letters of credit outstanding under the senior secured revolving credit facility and we would have been able to incur an additional $99 million of indebtedness under the senior secured revolving credit facility on such date, subject to compliance with financial covenants in the senior secured revolving credit facility, all of which would have also been effectively senior to the Notes and the guarantees.

Claims of noteholders will be structurally subordinate to claims of creditors of our subsidiaries that do not guarantee the Notes.

None of our foreign subsidiaries and only some of our domestic subsidiaries guarantee the Notes. Accordingly, claims of holders of the Notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a Guarantor of the Notes. Although certain of our domestic subsidiaries guarantee the Notes, the guarantees are subject to release under certain circumstances and we may have subsidiaries that are not Guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a Guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the Notes. In any of these events, we may not have sufficient assets to pay amounts due on the Notes with respect to the assets of that subsidiary.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the Notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to these factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the Guarantor. Sufficient funds to repay the Notes may not be available from other sources, including the remaining Guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary Guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee will contain a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

Federal and state fraudulent transfer laws may permit a court to void the Notes and the guarantees, and, if that occurs, you may not receive any payments on the Notes.

The issuance of the Notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our Guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of our Guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of our Guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our Guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the Notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the Notes or such guarantee or further subordinate the Notes or such guarantee to presently existing and future indebtedness of ours or such Guarantor, or require the holders of the Notes to repay any amounts received with respect to the Notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes. Further, the voidance of the Notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, were greater than the fair salable value of all its assets; or

•	the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the Guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the Notes and the guarantees would not be subordinated to our or any Guarantor’s other debt. If any other subsidiary of ours guarantees the Notes in the future, such guarantee will become subject to the same risks described above. If any of the guarantees were legally challenged, such challenged guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the Guarantor, the obligations of the applicable Guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable Guarantor’s other debt or take other action detrimental to the holders of the Notes.

The provisions of the Notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction, sale of assets or change in the composition of our board of directors.

The terms of the Notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we might be able to enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings of our debt securities, or otherwise adversely affect the holders of the Notes. For a variety of reasons, these transactions may not necessarily constitute a change of control that affords you the potential protections described in this prospectus. See the definition of “change of control” under “Description of the Notes—Certain Definitions.” Except as described under “Description of the Notes—Change of Control,” the Indenture does not contain provisions that permit the holders of the Notes to require us to repurchase the Notes in the event of a takeover, recapitalization or similar transaction.

The definition of “change of control” includes a disposition to any person of all or substantially all of our properties and assets and the properties and assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. As a result, your ability to require us to offer to repurchase Notes as a result of a transfer of less than all of our assets to another person may be uncertain.

In addition, courts in several recent decisions have raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds under certain circumstances. Consequently, holders may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of our board of directors.

Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture governing the Notes, which would violate the terms of the Notes.

Upon the occurrence of a change of control, holders of the Notes will have the right to require us to purchase all or any part of the Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient financial resources available to satisfy all of our obligations under the Notes in the event of a change in control. Our failure to purchase the Notes as required under the Indenture would result in a default under the Indenture and a cross-default under the senior secured revolving credit facility, each of which could have material adverse consequences for us and the holders of the Notes. In addition, the senior secured revolving credit facility provides that a change of control is a default that permits lenders to accelerate the maturity of borrowings under it. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

We may not be able to generate cash flow to meet our service obligations.

Our ability to make payments on our indebtedness, including the Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to conditions in the dredging industry, and to general economic and financial conditions, the impact of legislative and regulatory actions on how we conduct our business and other factors, most or all of which are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding indebtedness or to pay our obligations under operating leases, or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other capital needs. If our business does not generate sufficient cash flow from operations to service our outstanding indebtedness, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying acquisitions or capital investments; or

•	seeking to raise additional capital.

However, some or all of these actions may not be permitted under our debt agreements. We cannot assure you that we would be able to implement alternative financing plans, if necessary, on commercially reasonable terms or at all. Moreover, we cannot assure you that implementing any such alternative financing plans would allow us to meet our debt obligations and capital investment needs. Our inability to generate sufficient cash flow to satisfy our debt and operating lease obligations, including our obligations under the Notes, or to obtain alternative financings, could materially and adversely affect our business, financial condition, results of operations and prospects.

Your ability to transfer the Notes may be limited by the absence of an active trading market.

The Notes constitute new issues of securities, for which there is no existing market. The New Notes will be registered under the Securities Act but we do not intend to apply for listing of the New Notes on any securities exchange. We cannot assure you whether trading markets for the New Notes will develop, the ability of holders of the Notes to sell their Notes or the price at which holders may be able to sell their Notes. If no active trading market develops, you may be unable to resell the Notes at any price or at their fair market value.

Any market-making activity with respect to the Notes may be discontinued at any time without notice. In addition, any marker-making activity would be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer. There can be no assurance that an active trading market will exist for the Notes or that the liquidity of any trading market for the Notes will provide adequate liquidity for you to sell your Notes in a timely manner or at all. The liquidity of any market for the Old Notes or New Notes will depend on a number of factors, including:

•	the number of holders of such Notes;

•	our operating performance and financial condition;

•	the market for similar securities, including market fluctuations or disturbances that from time to time can adversely impact the price and liquidity of securities similar to such Notes;

•	the interest of securities dealers in making a market in such Notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the Notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the Notes.

The Notes will initially be held in book-entry form, and therefore holders must rely on the procedures of the relevant clearing systems to exercise their rights and remedies.

Unless and until certificated Notes are issued in exchange for book-entry interests in the Notes, owners of the book-entry interests will not be considered owners or holders of Notes. Instead, DTC, or its nominee, will be the sole holder of the Notes. Payments of principal, interest and other amounts owing on or in respect of the Notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the Notes in global form and credited by such participants to indirect participants. Unlike holders of the Notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the Notes. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that the procedures implemented for the granting of such proxies will be sufficient to enable holders to vote on any requested actions on a timely basis.

Any downgrade in our credit ratings could limit our ability to obtain future financing, increase our borrowing costs and adversely affect the market price of our outstanding debt securities, including the Notes, or otherwise impair our business, financial condition, results of operations and prospects.

We expect that the Notes will be rated by at least one nationally recognized credit rating organization. A debt rating is not a recommendation to purchase, sell or hold the Notes. These ratings are not intended to correspond to market price or suitability of the Notes for any particular investor.

Credit rating agencies continually review their ratings for the companies that they follow, including us. Credit rating agencies also evaluate the industries in which we and our affiliates operate as a whole and may change their credit rating for us based on their overall view of such industries. There can be no assurance that any rating assigned to any of our debt securities, including the Notes, will remain in effect for any given period of time or that any such ratings will not be lowered, suspended or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances so warrant. Our ratings could be lowered under a wide range of circumstances impacting our financial condition or prospects, an acquisition or a joint venture, an increase in capital expenditures or employee benefit expenses, a decrease in operating margins or any adverse changes in competition, regulation, technology, taxes, operating expenses or litigation costs.

A downgrade of our credit ratings could, among other things:

•	adversely affect the market price of our outstanding debt securities, including the Notes;

•	limit our access to the capital markets or otherwise adversely affect the availability of other new financing on favorable terms, if at all;

•	result in or trigger the application of new or more restrictive covenants in agreements governing the terms of any future debt that we may incur;

•	increase our cost of borrowing; and

•	impair our business, financial condition and results of operations.

There are state securities law restrictions on the resale of the Notes.

In order to comply with the securities laws of certain jurisdictions, the Notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the Notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Risks Relating to Our Business

We and our affiliates face a variety of risks, including an array of financial and operational risks and various competitive and regulatory risks. All of these risks are described in Item 1A of our annual report on Form 10-K for the year ended December 31, 2016, as may be updated and supplemented in our subsequent SEC reports, all of which are incorporated by reference herein. See “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any Old Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On May 24, 2017, we privately placed $325,000,000 aggregate principal amount of Old Notes in a transaction exempt from registration under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered or unless an exemption from the Securities Act registration requirements is available. In the registration rights agreement, that we entered into on May 24, 2017, we agreed to file a registration statement with the SEC relating to the exchange offer and upon effectiveness such registration statement to promptly commence an exchange offer. In addition, we have agreed to keep the exchange offer open for at least 20 business days after the date on which we commence the exchange offer. The New Notes are being offered under this prospectus to satisfy our obligations under the registration rights agreement, which is described in more detail under “—Registration Rights Agreement”.

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange Old Notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on September 15, 2017, the twenty-first business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. If extended, the term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $325,000,000 aggregate principal amount of Old Notes are outstanding. This prospectus, together with the letter of transmittal and related documentation, is first being sent on or about the date hereof to all holders of Old Notes known to us.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Old Notes, by giving written notice thereof to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Old Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 or larger integral multiples of $1,000.

Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. We will endeavor to issue such notice of any such extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Participation in the exchange offer is completely voluntary. Holders of Old Notes are urged to carefully consider all of the information contained or incorporated into this prospectus, and to consult with their financial and tax advisors in connection with deciding whether to participate in the exchange offer.

Procedures for Tendering Old Notes

The tender to us of Old Notes by a holder pursuant to the procedures set forth below and our acceptance of the Old Notes will constitute the holder’s acceptance of the terms and conditions of the exchange offer. Our acceptance of the Old Notes tendered pursuant to the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only a holder of record of Old Notes may tender Old Notes in the exchange offer. If you wish to tender your Old Notes for New Notes pursuant to the exchange offer, you must transmit to Wells Fargo Bank, N.A., as the exchange agent, on or before the expiration date, one of the following:

•	a properly completed and duly executed letter of transmittal, which accompanies this prospectus, with any required signature guarantees, together with the certificates for your Old Notes, in proper form for transfer, and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal;

•	a computer generated message transmitted through DTC’s Automated Tender Offer Program (“ATOP”) system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•	a properly completed and properly tendered notice of guaranteed delivery through an eligible guarantor institution to the exchange agent by facsimile or mail, or a properly transmitted agent’s message and notice of guaranteed delivery, to be followed by a properly completed and duly executed letter of transmittal, as well as all tendered Old Notes in proper form for transfer or a book-entry transfer confirmation, and all other related documents within three New York Stock Exchange trading days after expiration of the exchange offer.

All of these alternatives are described further below.

All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. Because the Old Notes were issued as global notes, this prospectus generally assumes that holders will tender outstanding Old Notes through book-entry transfers, although supplemental information regarding the delivery of certificated notes is also included in the unlikely event that the global notes are exchanged for certificated notes.

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of Old Notes may tender the Old Notes in the exchange offer. To tender effectively Old Notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the Old Notes on the beneficial owner’s behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner’s Old Notes to effect the tender in which case no letter of transmittal or Old Notes should be sent to us.

The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery.

We in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular Old Note not properly tendered or to not accept any particular Old Note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular Old Note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Old Notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal, notice of guaranteed delivery or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering Old Notes, you will be deemed to represent to us that, among other things, (i) the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) neither you nor, to your knowledge, any other person who received New Notes from you is an “affiliate” (as defined under Rule 405 of the Securities Act), and (iv) if you are not a broker-dealer, neither you nor, to your knowledge, any other person receiving New Notes from you is engaging or intends to engage in a distribution of the New Notes.

If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the exchange offer, you or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivery of a prospectus in connection with any resale of such New Notes). See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Physical Delivery of Old Notes and Letter of Transmittal

To be tendered effectively Old Notes that are certificated, the holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile, together with the certificates representing the Old Notes specified therein, to the exchange agent on or prior to the expiration date at the address set forth below under “—Exchange Agent.” To receive confirmation of valid tender of Old Notes, a holder should contact the exchange agent at the telephone number listed under “—Exchange Agent.”

If a holder completing a letter of transmittal tenders less than all of the Old Notes held by this holder, this tendering holder should fill in the applicable box of the letter of transmittal. The amount of Old Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

•	by a holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution (as defined herein).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “eligible institution”). If Old Notes are registered in the name of a person other than the signer of the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

Book-entry Delivery

Delivery of tendering Old Notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures. To tender effectively Old Notes that are held through DTC, DTC participants should transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message (described below) to the exchange agent for its acceptance. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

The exchange agent will establish accounts with respect to the Old Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to herein as a “book-entry confirmation.”

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Old Notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against such participant.

Notwithstanding any other provision hereof, delivery of New Notes by the exchange agent for Old Notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of book-entry confirmation of the transfer of such Old Notes into the exchange agent’s account at DTC as described above, and a properly transmitted agent’s message.

Except as provided below, unless the Old Notes being tendered are deposited with the exchange agent on or prior to the expiration date (accompanied by a properly transmitted agent’s message), we may, at our option, reject such tender. Exchange of New Notes for Old Notes will be made only against deposit of the tendered Old Notes and delivery of all other required documents.

Guaranteed Delivery Procedures

Holders wishing to tender their Old Notes but whose Old Notes are not immediately available or who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before expiration of the exchange offer may tender if:

•	the tender is made through an eligible guarantor institution, which is defined below;

•	before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission or mail, or a properly transmitted agent’s message and notice of guaranteed delivery, in each case:

•	setting forth the name and address of the holder and the registered number(s) and the principal amount of Old Notes tendered;

•	stating that the tender is being made by guaranteed delivery; and

•	guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, together with the Old Notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, as well as all tendered Old Notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations.

Acceptance of Old Notes for Exchange

Subject to our rights to modify or terminate the exchange offer, upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Old Notes properly tendered and not validly withdrawn and will issue the New Notes promptly after acceptance of the Old Notes. See “The Exchange Offer—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange if and when we give oral (confirmed in writing) or written notice of acceptance to the exchange agent.

The holder of each Old Note accepted for exchange will receive a New Note in the amount equal to the duly surrendered Old Note. Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid on the Old Notes, or if no interest has been paid on the Old Notes, the issue date of the Old Notes. Holders of New Notes will not receive any payment in respect of accrued interest on Old Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.

If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder or, in the case of Old Notes tendered by book entry transfer, such non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Delivery of New Notes

Global Notes

The New Notes will be issued only in fully-registered form without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. At the time of their initial issuance, the New Notes will be (1) in global form, (2) represented by one or more global certificates in fully registered form, (3) deposited with the trustee as custodian for DTC, as depositary, and (4) registered in the name of Cede & Co., or another nominee designated by DTC, on behalf of other financial institutions that participate in DTC’s book-entry system. Under such system, these participating financial institutions, in turn, hold beneficial interests in the New Notes on behalf of themselves or their customers represented through the participating financial institutions’ book-entry accounts (the “Beneficial Owners”). All rights of Beneficial Owners with respect to the New Notes will be governed solely by the procedures of DTC and its participants.

A U.S. Beneficial Owner may elect to hold, directly or through a qualified financial intermediary, their interest through DTC. A non-U.S. Beneficial Owner may elect to hold, directly or through a qualified financial intermediary, their interest through DTC, Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”). Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold such interests in their names on DTC’s books.

Book-Entry Procedures for the Global Notes

All interests in the New Notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised that it is:

(1)	a limited purpose trust company organized under the laws of the State of New York;

(2)	a “banking organization” within the meaning of the New York State Banking Law;

(3)	a member of the Federal Reserve System;

(4)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

(5)	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the Initial Purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to indirect participants, such as banks, brokers, dealers and trust companies, who clear trades through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global note, that nominee will be considered the sole owner or holder of the New Notes represented by the global note for all purposes under the Indenture. Except as provided below, Beneficial Owners:

(1)	will not be entitled to have New Notes represented by a global note registered in their names;

(2)	will not receive or be entitled to receive physical, certificated New Notes; and

(3)	will not be considered the owners or holders of the New Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each Beneficial Owner must rely on the procedures of DTC to exercise any rights of a holder of the New Notes under the Indenture (and, if the Beneficial Owner is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the Beneficial Owner owns its interest).

Payments of principal, premium (if any) and interest with respect to the New Notes represented by the global notes will be made by the trustee to DTC’s nominee as the registered holder of the global notes. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to Beneficial Owners, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the Beneficial Owners will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

If you plan to hold your New Notes through Euroclear, Clearstream or any other similar system, we urge you to contract such system to obtain additional information on their rules and operating procedures.

Same-Day Settlement and Payment

Payments in respect of the New Notes represented by the global notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to any New Notes in certificated form, we will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The New Notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant typically will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but typically will not be immediately available in the relevant Euroclear or Clearstream cash account.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in a global note among participants in those settlement systems. However, none of the operators of these settlement systems are obligated to perform these procedures and each may discontinue or change these procedures at any time. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

New Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a Beneficial Owner of the New Notes only if:

(1)	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global note representing the New Notes and a successor depositary is not appointed within 120 days;

(2)	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days;

(3)	we, at our option, notify the trustee that we elect to cause the issuance of certificated New Notes; or

(4)	there has occurred and is continuing an Event of Default under the Indenture and DTC shall have requested the issuance of certificated New Notes.

Withdrawal Rights

You may withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC, or a written or facsimile notice of withdrawal at one of the addresses set forth below under “—Exchange Agent.” This notice must:

•	specify the name of the person having tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn (including the certificate number(s) of the outstanding Old Notes physically delivered) and aggregate principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at DTC;

•	be signed by the holder of those Old Notes in the same manner as the original letter of transmittal (if applicable), including any signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes;

•	contain a statement that the holder is withdrawing his election to have the Old Notes exchanged; and

•	specify where certificates for Old Notes have been transmitted (if physically delivered), and the name in which such Old Notes are registered, if different from that of the withdrawing holder.

We will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdraw. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes promptly after withdrawal, rejection of tender or termination of the exchange offer). Properly withdrawn Old Notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your withdrawal of any tender of Old Notes for exchange, and no one will be liable for failing to provide such notification.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may, among other things, terminate or amend the exchange offer before the acceptance of the Old Notes, if:

(a)	we determine that the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

(b)	an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, or a material adverse development has occurred in any existing action or proceeding with respect to the Company; or

(c)	we determine that we have not obtained all governmental approvals that we deem necessary for the consummation of the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture governing the Notes under the Trust Indenture Act of 1939. In any such event, we must use commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

Exchange Agent

We have appointed Wells Fargo Bank, N.A. as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance regarding procedures for tender or withdrawal and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered, Certified or Regular

Mail, or Overnight Courier Delivery:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9300-070

600 Fourth Street South, 7th Floor

Minneapolis, Minnesota 55415

Facsimile Transmissions:

(Eligible Institutions Only)

(612) 667-6282

Attention: Bondholder

Communications

To Confirm by Telephone

Or for Information Call:

(800) 344-5128, Option 0

Attention: Bondholder

Communications

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

The exchange agent and the trustee make no recommendation to any holder whether to tender Old Notes pursuant to the exchange offer or to take any other action. The exchange agent and the trustee are not responsible for and make no representation as to the validity, accuracy or adequacy of the prospectus and any of its contents (other than the information that they specifically provided to us for inclusion herein), and are not be responsible for any statement of the Company, the Guarantors, or any other person in the prospectus or in any document issued or used in connection with it or the exchange offer.

Fees and Expenses

We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the Indenture relating to the Notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by us.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we do not expect to recognize any gain or loss for accounting purposes in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the Notes.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your Old Notes for New Notes in the exchange offer, your Old Notes will continue to be subject to the provisions of the Indenture relating to the Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes described in the legend on your certificates. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the New Notes in the exchange offer in the ordinary course of your business;

•	at the time of commencement of the exchange offer, you or anyone receiving New Notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes in violation of the Securities Act; or

•	you are a broker-dealer that will receive the New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market-making or other trading activities. For further information regarding resales of the New Notes, see the discussion under the caption “Plan of Distribution.”

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the New Notes or have any arrangement or understanding with respect to the distribution of the New Notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the New Notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes. In addition, to comply with state securities laws, you may not offer or sell the New Notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

Registration Rights Agreement

When the Old Notes were issued, we entered into a registration rights agreement with the initial purchaser of the Old Notes. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the Old Notes for the New Notes.

If:

(a)	we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, or

(b)	any holder of Transfer Restricted Securities notifies us prior to the twentieth business day following consummation of the exchange offer that:

(1)	it is prohibited by law or SEC policy from participating in the exchange offer,

(2)	it may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not available for such resales, or

(3)	it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company we will be required to file with the SEC a shelf registration statement pursuant to Rule 415 under the Securities Act to cover resales of the Old Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We will use our commercially reasonable efforts to cause the applicable registration statement to be declared effective by the SEC. For purposes of the foregoing, “Transfer Restricted Securities” means each Old Note until the earliest to occur of:

(a)	the date on which such Old Note is exchanged by a person other than a broker-dealer in the exchange offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act,

(b)	following the exchange by a broker-dealer in the exchange offer of Old Notes for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement,

(c)	the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement, and

(d)	the date on which such Old Note is distributed to the public pursuant to Rule 144A under the Securities Act.

The registration rights agreement provides that:

(a)	the Company will use its commercially reasonable efforts to have an exchange offer registration statement declared effective by the SEC on or prior to May 24, 2018,

(b)	unless the exchange offer would not be permitted by applicable law or SEC policy, the Company will commence the exchange offer and use its commercially reasonable efforts to consummate the exchange offer within thirty (30) business days after the effective date of the registration statement with respect to the exchange offer, and

(c)	if obligated to file the shelf registration statement, the Company will file the shelf registration statement with the SEC on or prior to 45 days after such filing obligation arises and use its commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after such filing.

If:

(a)	any of such registration statement is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”),

(b)	the Company fails to consummate the exchange offer within 30 business days after the Effectiveness Target Date with respect to the exchange offer registration statement, or

(c)	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement,

(each such event referred to in clauses (a) through (c) above a “Registration Default”), then the Company will be required to pay liquidated damages to each holder of outstanding Old Notes (“liquidated damages”). Liquidated damages will accrue, at an annual rate of 0.25% of the aggregate principal amount of the outstanding Old Notes on the date of such Registration Default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such liquidated damages continue to accrue, up to a maximum of 1.00% per annum), payable in cash semi-annually in arrears on each interest payment date, commencing on the date of such Registration Default. All accrued liquidated damages will be paid by the Company on each interest payment date to the outstanding global note holder of record for such interest payment date by wire transfer of immediately available funds and to holders of outstanding certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

Holders of outstanding Old Notes will be required to make certain representations to the Company (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Old Notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above.

The registration rights agreement provides that the liquidated damages specified above will be the exclusive remedy available to holders of Transfer Restricted Securities for any failure by the Company to comply with the registration requirements of the registration rights agreement.

The foregoing description is a summary of material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the Old Notes. A copy of the registration rights agreement has been filed as Exhibit 4.2 to our current report on Form 8-K filed with the SEC on May 24, 2017, and is available from us upon request. See “Where You Can Find More Information”.

DESCRIPTION OF THE NOTES

General

The New Notes will be and the Old Notes were issued by Great Lakes Dredge & Dock Corporation under the Indenture dated as of May 24, 2017, among itself, the Guarantors and Wells Fargo Bank, National Association, as trustee. The terms of the New Notes will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act.” The terms of the New Notes are substantially identical in all material respects to the terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes and (ii) the New Notes will have a separate CUSIP number from that of the Old Notes. The Indenture is unlimited in aggregate principal amount, although the New Notes offered hereby will be initially limited to $325.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the New Notes (other than the issue price, issue date and initial interest payment date). We will only be permitted to issue additional notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any additional notes will be part of the same issue as the Notes and will vote on all matters with the holders of the Notes.

You can find the definitions of certain terms used in this description under “—Certain Definitions.” In this description, the words “we” and “Great Lakes” refer only to Great Lakes Dredge & Dock Corporation and not to any of its Subsidiaries.

Any Old Notes that remain outstanding after completion of the exchange offer, together with the New Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture (collectively, the “Notes”). The registered holder of a Note will be treated as its owner for all purposes. Only registered holders will have rights under the Indenture.

The following description is a summary of the provisions of the New Notes and the Indenture that we consider to be material. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the New Notes. A copy of the Indenture has been filed as Exhibit 4.1 to our current report on Form 8-K filed with the SEC on May 24, 2017, and is available from us upon request. See “Where You Can Find More Information.”

Brief Description of the New Notes and the Guarantees

The Notes

The Old Notes are and the New Notes will be:

•	general senior unsecured obligations of Great Lakes;

•	senior in right of payment to all future subordinated obligations of Great Lakes;

•	pari passu in right of payment with all existing and future senior obligations of Great Lakes;

•	effectively subordinated to all Secured Indebtedness of Great Lakes (including the Credit Agreement and the Bonding Agreement) to the extent of the value of the assets securing such Indebtedness; and

•	fully and unconditionally guaranteed by all of the Guarantors.

The Guarantees

Each Guarantee of the Old Notes is and the New Notes will be:

•	a general senior unsecured obligation of such Guarantor;

•	senior in right of payment to all future subordinated obligations of such Guarantor;

•	pari passu in right of payment with all existing and future senior obligations of such Guarantor; and

•	effectively subordinated to all Secured Indebtedness of such Guarantor (including the Credit Agreement and the Bonding Agreement) to the extent of the value of the assets securing such Indebtedness.

As of June 30, 2017, Great Lakes and its Subsidiaries had total debt of approximately $428 million, $325 million consisting of the Notes and $103 million of other debt (excluding (i) approximately $40 million of undrawn letters of credit, (ii) $99 million of additional borrowing capacity under our Credit Agreement, and (iii) contingent obligations, including $1,084 million of performance bonds outstanding under the Bonding Agreement).

The operations of Great Lakes are conducted primarily through its Subsidiaries and, therefore, Great Lakes will be dependent upon the cash flow of these Subsidiaries to meet its obligations, including its obligations under the Notes. Other than the Excluded Subsidiaries, all of the existing domestic Wholly Owned Restricted Subsidiaries of Great Lakes are, and all future domestic Wholly Owned Restricted Subsidiaries of Great Lakes are expected to be, Guarantors. Claims of creditors of Subsidiaries that are not Guarantors will generally have priority with respect to the assets and earnings of these Subsidiaries over your claims.

As of the Issue Date, all of Great Lakes’ Subsidiaries were Restricted Subsidiaries. However, under specified circumstances, Great Lakes will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the Indenture. Unrestricted Subsidiaries will not Guarantee the Notes. In addition, in the event of bankruptcy, liquidation or reorganization of any of Great Lakes’ Subsidiaries that are not Guarantors, such subsidiaries will be required to pay their trade creditors before they will be able to distribute any of their assets to Great Lakes. As of June 30, 2017, our Subsidiaries that are not Guarantors had no outstanding indebtedness (excluding trade payables, intercompany accounts and intercompany transactions). As of and for the last twelve months ended June 30, 2017, these non-guarantor subsidiaries held approximately 1% of the Company’s consolidated assets (excluding intercompany transactions) and generated approximately 3% of the Company’s consolidated net revenues. See “Risk Factors—Risks relating to the Notes.” In addition, to the extent that the Company or any Restricted Subsidiary is a general partner in any Person, we are liable for our allocated percentage of such Person’s liabilities, other than non-recourse liabilities.

Principal, Maturity and Interest

Great Lakes has agreed to issue $325.0 million aggregate principal amount of New Notes in exchange for Old Notes. The New Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that New Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by a participant in The Depositary Trust Company (“DTC”) in denominations of less than $2,000. Interest on the Notes will accrue at the rate of 8.000% per annum and will be payable semi-annually in arrears on May 15 and November 15 of each year to holders of record on the immediately preceding May 1 and November 1 (whether or not a business day). The Notes will mature on May 15, 2022. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, the maturity date or any earlier required redemption date or repurchase date falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay.

Guarantees

Great Lakes’ payment obligations under the Notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Guarantee of each Guarantor is a general senior unsecured obligation of such Guarantor. The obligations of each Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, “Risk Factors—Risks Related to the Notes.”

Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor and a right of reimbursement from Great Lakes.

A Guarantor shall be released from all of its obligations under its Guarantee if all or substantially all of its assets are sold or all of its capital stock is sold, in each case in a transaction as described under “—Repurchase at the Option of Holders—Asset Sales,” or the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, Great Lakes or another Guarantor in a transaction in compliance with “—Certain Covenants—Limitation on Mergers, Consolidations or Sales of Assets.” In addition, the Indenture will provide that, in the event Great Lakes properly designates a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the Indenture, then the Restricted Subsidiary shall, in accordance with the Indenture, be released from its obligations under its Guarantee upon the effectiveness of the designation.

Optional Redemption

Except as described below, the Notes are not redeemable before May 15, 2020. At any time, from time to time, at our option, we may redeem the Notes, in whole or in part, upon not less than 15 nor more than 60 days’ notice, in cash at the following redemption prices (expressed as a percentage of principal amount) if redeemed during the twelve-month period beginning on May 15, of the years indicated below:

Year	Percentage
2020	104.000%
2021 and thereafter	100.000%

In addition, we must pay all accrued and unpaid interest on the Notes redeemed.

Notwithstanding the first paragraph of this section, on one or more occasions before May 15, 2020, we may use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the original principal amount of the Notes at a redemption price of 108.000% of their principal amount plus accrued and unpaid interest thereon; provided that:

(1) at least 65% of the original principal amount of the Notes remain outstanding immediately after the occurrence of any such redemption (excluding Notes held by Great Lakes and its Subsidiaries); and

(2) any such redemption occurs not more than 180 days following the closing of such Equity Offering.

Notwithstanding the first paragraph of this section, at any time, from time to time, prior to May 15, 2020, Great Lakes may redeem the Notes, in whole or in part, upon not less than 15 nor more than 60 days’ notice, in cash, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of the holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Notwithstanding the preceding, Great Lakes may, from time to time, acquire the Notes in the open market or by undertaking a tender offer for the Notes at any time, subject to the terms of the Indenture and applicable securities laws.

Selection and Notice

In the event we choose to redeem less than all of the Notes at any time, selection of Notes for redemption or repurchase will be made by the trustee, subject to applicable DTC procedures, (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, (2) on a pro rata basis, by lot or (3) by an alternative method as the trustee shall deem fair and appropriate. Notices of redemption shall be mailed by first class mail (or transmitted otherwise in accordance with the applicable procedures of DTC) at least 15 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may be conditioned upon the happening of an event, provided such event is described in the redemption notice, but otherwise shall be unconditional. If any such condition has not been satisfied, the Great Lakes shall provide written notice to the trustee prior to the close of business two business days prior to the redemption date (or such shorter period as may be acceptable to the trustee). Upon receipt of such notice, the notice of redemption shall be rescinded and the redemption of the Notes shall not occur. Upon receipt, the trustee shall provide such notice to each holder of the Notes in the same manner in which the notice of redemption was given. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note shall state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original Note (or transferred by book entry). No Notes of $2,000 principal amount or less shall be redeemed in part. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption or repurchase, unless the notice of redemption is rescinded or we fail to redeem or repurchase any such Note.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders,” Great Lakes is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of the Notes will have the right to require Great Lakes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of the holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, Great Lakes will mail or send a notice to each holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice, which date shall be no earlier than 15 days and no later than 60 days from the date the notice is mailed or sent (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in the notice.

On the Change of Control Payment Date, Great Lakes will, to the extent lawful,

(1) accept for payment all Notes or portions of the Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent (as defined in the Indenture) an amount equal to the Change of Control Payment in respect of all Notes or portions of the Notes so tendered; and

(3) deliver or cause to be delivered to the trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of the Notes being purchased by Great Lakes.

The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Great Lakes will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Great Lakes repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. The Credit Agreement provides that change of control events with respect to Great Lakes would constitute a default thereunder. Any future credit agreements or other agreements relating to senior Indebtedness to which Great Lakes becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Great Lakes is prohibited under the terms of the Credit Agreement or other Indebtedness from purchasing Notes, Great Lakes could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If Great Lakes does not obtain the required consent or repay the borrowings, Great Lakes will remain prohibited from purchasing Notes. In that case, Great Lakes’ failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute an additional default under the Credit Agreement or other future senior Indebtedness, including the Bonding Agreement. Finally, Great Lakes’ ability to pay cash to the holders of Notes upon a repurchase may be limited by Great Lakes’ then existing financial resources. For additional information on the limitations of the protections afforded to you under the Change of Control feature, see “Risk Factors—Risks Related to the Notes—The provisions of the Notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction, sale of assets or change in the composition of our board of directors” and “Risk Factors—Risks Related to the Notes—Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture governing the Notes, which would violate the terms of the Notes” in this prospectus.

Notwithstanding the preceding paragraphs, Great Lakes will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Great Lakes and purchases all Notes validly tendered and not withdrawn under its Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described herein under the caption “—Optional Redemption,” unless and until there has been a default in payment of the applicable redemption price. At Great Lakes’ option, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Change of Control feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control feature was requested by the initial purchasers of the Notes as an inducement to their agreement to purchase the Notes, and was agreed to by us following our negotiations with the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

Asset Sales

Great Lakes will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Great Lakes (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by Great Lakes or the Restricted Subsidiary is in the form of Qualified Proceeds.

For the purposes of clause (2) above and no other provision, each of the following shall be deemed cash:

•	any liabilities (as shown on Great Lakes’ or the Restricted Subsidiary’s most recent balance sheet), of Great Lakes or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee of the Notes) that are assumed by the transferee of any assets pursuant to a customary assumption or novation agreement or by operation of law that releases Great Lakes or the Restricted Subsidiary from further liability therefor;

•	any securities, Notes or other obligations received by Great Lakes or the Restricted Subsidiary from a transferee that are converted by Great Lakes or the Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the Asset Sale; and

•	any Designated Non-cash Consideration received by Great Lakes or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause then outstanding, not to exceed the greater of (x) $80.0 million and (y) 10% of Total Tangible Assets at the time of receipt of such Designated Non-cash Consideration with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Great Lakes or any Restricted Subsidiary may apply the Net Proceeds, at its option:

(1) to repay or otherwise retire amounts owing under the Credit Agreement in accordance with the Credit Agreement and to correspondingly reduce commitments with respect thereto;

(2) to repay or otherwise retire amounts owing under other Secured Indebtedness (other than subordinated obligations), which Secured Indebtedness is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(3) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, to making a capital expenditure for the construction, repair, improvement or acquisition of assets that are used or useful in a Permitted Business or commitment to do any of the foregoing provided that this commitment or its reasonable replacement is consummated substantially in accordance with its terms; and/or

(4) for a combination of uses described in clauses (1), (2) and (3).

Pending the final application of any Net Proceeds, Great Lakes and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the immediately preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, Great Lakes will be required to make an offer to all holders of Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and, if Great Lakes is required to do so under the terms of any other Indebtedness that is pari passu with the Notes, such other Indebtedness on a pro rata basis with the Notes, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the date of repurchase (the “Asset Sale Payment Date”), in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Great Lakes may use the Excess Proceeds for any general corporate purpose. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and Great Lakes will select such pari passu Indebtedness to be purchased on a pro rata basis based on the value or principal amount of the Notes or such pari passu Indebtedness tendered, subject to applicable DTC procedures with respect to global Notes. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Additional Terms

Great Lakes will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent these laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Offer or Asset Sale Offer. To the extent that the provisions of any securities laws or regulations directly conflict with the provisions of the Indenture relating to a Change of Control Offer or Asset Sale Offer, Great Lakes will comply with the applicable securities laws and regulations and shall not be deemed to have breached any of its obligations described in the Indenture by virtue of this compliance.

In connection with any Change of Control Offer or Asset Sale Offer, Great Lakes will determine whether Notes are properly tendered. Any Note properly tendered and accepted for payment in connection with any such offer will cease to accrue interest on or after the applicable Change of Control Payment Date or Asset Sale Payment Date.

Certain Covenants

The Indenture contains, among others, the following covenants.

Limitation on Restricted Payments

Great Lakes will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly make any Restricted Payment, unless:

(1) at the time of and after giving effect to the Restricted Payment, no Default or Event of Default shall have occurred and is continuing or would occur as a consequence of the Restricted Payment;

(2) Great Lakes would, at the time of the Restricted Payment and after giving it pro forma effect as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; and

(3) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Great Lakes and its Restricted Subsidiaries after January 1, 2017 (excluding Restricted Payments permitted by clauses (2), (3), (4), (7), (8), (10), (11), (12), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of Great Lakes for the period (taken as one accounting period) from the first day of the fiscal quarter of Great Lakes commencing on January 1, 2017 to the end of Great Lakes’ most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if Consolidated Net Income for the period is a deficit, less 100% of the deficit), plus

(B) 100% of the aggregate Fair Market Value of Qualified Proceeds received by Great Lakes since January 1, 2017 as a contribution to its equity capital or from the issue or sale of Equity Interests of Great Lakes (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of Great Lakes that have been converted into Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Great Lakes), plus

(C) to the extent that any Restricted Investment that was made after January 1, 2017 is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital received with respect to the Restricted Investment (less the cost of disposition, if any), plus

(D) 50% of any dividends received by Great Lakes or a Wholly Owned Restricted Subsidiary after January 1, 2017 from an Unrestricted Subsidiary of Great Lakes, to the extent that the dividends were not otherwise included in Consolidated Net Income of Great Lakes for the period, plus

(E) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, or upon a merger or consolidation of any Unrestricted Subsidiary into Great Lakes or any of its Restricted Subsidiaries, in each case after January 1, 2017, the lesser of (A) the Fair Market Value of Great Lakes’ Investment in the Subsidiary as of the date of the redesignation or merger or consolidation and (B) the Fair Market Value as of the date on which the Subsidiary was originally designated as an Unrestricted Subsidiary.

The provisions of this covenant will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration, if at said date of declaration payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 30 days of the making of such Restricted Payment (other than to a Subsidiary of Great Lakes) of, other Equity Interests of Great Lakes (other than any Disqualified Stock) or the net cash proceeds of a common equity capital contribution to Great Lakes; provided that the amount of any net cash proceeds that are utilized for any Restricted Payment pursuant to this clause (2) shall be excluded from clause (3)(B) of the preceding paragraph;

(3) (A) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; and

(B) the purchase, redemption or other acquisition for value of any Disqualified Stock with the net cash proceeds from the sale of other Equity Interests of Great Lakes or an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or making of any distribution by a Subsidiary of Great Lakes to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default or Event of Default shall have occurred and is continuing or would occur as a result of the making of such Restricted Payment, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Great Lakes or any direct or indirect parent of Great Lakes held by any present, future or former member of Great Lakes’ (or any of their Subsidiaries’) Board of Directors or any present, future or former officer, employee or director of Great Lakes, any of its Restricted Subsidiaries or any direct or indirect parent of Great Lakes pursuant to any equity subscription agreement, stockholder agreement, stock option agreement, employment agreement or other similar agreements or employee benefit plan; provided that

(A) the aggregate price paid for all the repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to clause (B)) of $6.0 million), plus

(B) in the case of a repurchase, redemption or other acquisition or retirement of Equity Interests of Great Lakes or of any direct or indirect parent of Great Lakes, the aggregate cash proceeds received by Great Lakes, or its direct or indirect parent to the extent such cash proceeds are contributed to the common equity capital of Great Lakes, during that calendar year from any reissuance of Equity Interests by Great Lakes or any direct or indirect parent of Great Lakes to employees, officers and directors of Great Lakes and its Restricted Subsidiaries plus the cash proceeds of any “key man” life insurance policy received by Great Lakes, and any cash proceeds paid to Great Lakes in connection with the issuance or exercise of, any management or employee Equity Interests so acquired;

(6) so long as no Default or Event of Default has occurred and is continuing or would occur as a result of the making of such Restricted Payment, the declaration and payment of regularly scheduled dividends to holders of any class or series of Disqualified Stock of Great Lakes, or any class or series of Disqualified Stock or preferred stock of any Restricted Subsidiary that was issued after January 1, 2017 (other than to

Great Lakes or another Wholly Owned Restricted Subsidiary of Great Lakes) in compliance with the covenant described below under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(7) repurchase of Equity Interests deemed to occur upon exercise of stock options and warrants if those Equity Interests represent a portion of the exercise price of the options or warrants;

(8) loans to employees of Great Lakes or any Restricted Subsidiary in the ordinary course of business not to exceed $2.0 million at any one time outstanding;

(9) so long as no Default or Event of Default shall have occurred and is continuing or would occur as a result of the making of such Restricted Payment, Restricted Payments not to exceed $40.0 million;

(10) any payments made by Great Lakes or a Restricted Subsidiary for the purposes described under the caption “Use of Proceeds” in the offering memorandum dated May 18, 2017 relating to the private offering of the Old Notes;

(11) payments, advances, loans or expense reimbursements made to any direct or indirect parent corporation of Great Lakes to permit the payment by such entity of reasonable general operating expenses, accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of its business in an amount not to exceed $1.0 million per annum;

(12) (A) for so long as Great Lakes is a member of a group filing a consolidated or combined tax return with a parent corporation, payments to the parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Great Lakes and its Subsidiaries (“Tax Payments”); provided, that the Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Great Lakes would owe if Great Lakes were filing (and had always filed) a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Great Lakes and such Subsidiaries from other taxable years and (ii) the proportionate share of Great Lakes and its Subsidiaries of the net amount of the relevant tax that the parent actually owes to the appropriate taxing authority or (B) in the event that and for so long as Great Lakes is organized as a limited liability company or partnership, the payment of Permitted Tax Distributions;

(13) the repurchase, redemption or other acquisition or retirement for value of Indebtedness that is subordinated to the Notes with Excess Proceeds to the extent such Excess Proceeds are permitted to be used for general corporate purposes under the covenant entitled “—Repurchase at the Option of Holders—Asset Sales”;

(14) the repurchase, redemption or other acquisition for value of Capital Stock of Great Lakes or any direct or indirect parent of Great Lakes representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving Great Lakes or any direct or indirect parent of Great Lakes;

(15) Investments that are made with Excluded Contributions;

(16) so long as no Default or Event of Default shall have occurred and is continuing or would occur as the result of making such Restricted Payment, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control” (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of Great Lakes subordinated to the Notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount (or accreted amount, in the case of any debt issued at a discount from its principal amount at maturity) thereof, plus accrued and unpaid interest, if any; and

(17) so long as no Default or Event of Default has occurred and is continuing or would occur as the result of the making of such Restricted Payment, the declaration and payment of dividends to holders of any class or series of preferred stock of Great Lakes if Great Lakes would have been entitled to incur or assume Indebtedness under the covenant described below under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” in an aggregate principal amount equal to the aggregate liquidation value of the preferred stock at the time of issuance of such preferred stock (provided that the cash proceeds from the issuance of such preferred stock shall be excluded from clause (3)(B) of the preceding paragraph).

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. For purposes of making this determination, all outstanding Investments by Great Lakes and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and shall either reduce the amount available for Restricted Payments under the first paragraph of this covenant or reduce the amount available for future Investments under one or more clauses of the definition of “Permitted Investments,” as Great Lakes determines in its sole discretion. All outstanding Investments will be deemed to constitute Investments in an amount equal to the Fair Market Value of the Investments at the time of the designation. Such designation will only be permitted if a Restricted Payment in that amount would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For purposes of determining compliance with this covenant, in the event that Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (17) above or is entitled to be made pursuant to the first paragraph of this covenant, Great Lakes shall, in its sole discretion, classify the Restricted Payment in any manner that complies with the covenant. The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Great Lakes or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any non-cash Restricted Payment or return of capital on any Restricted Subsidiary shall be determined by the Board of Directors whose resolution regarding the Fair Market Value shall be delivered to the trustee, the determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million. Not later than the 30 days after the date of making any Restricted Payment, Great Lakes shall deliver to the trustee an Officers’ Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

Great Lakes will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and Great Lakes will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Great Lakes may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and Great Lakes’ Restricted Subsidiaries may incur Indebtedness or issue shares of preferred stock if the Fixed Charge Coverage Ratio for Great Lakes’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred or the Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided that the maximum principal amount of Indebtedness (including Acquired Debt), Disqualified Stock and preferred stock that may be incurred or issued, as applicable, pursuant to this paragraph by Restricted Subsidiaries that are not Guarantors shall not exceed $50.0 million at any time outstanding.

The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Great Lakes or any Restricted Subsidiary of Indebtedness and reimbursement obligations under letters of credit under the Credit Facilities (including any guarantee of the Indebtedness by any Restricted Subsidiary); provided that the aggregate principal amount of all Indebtedness outstanding under all Credit Facilities under this clause (1) after giving effect to the incurrence does not exceed an amount equal to $350.0 million (with letters of credit being deemed to have a principal amount equal to the maximum face amount thereunder) plus (in the case of any refinancing) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with the refinancing, less the aggregate amount of all Net Proceeds of Asset Sales applied by Great Lakes or any Restricted Subsidiary to repay any term Indebtedness under Credit Facilities pursuant to the covenant “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by Great Lakes and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Great Lakes and the Guarantors of Indebtedness evidenced by the Notes and related Guarantees;

(4) the incurrence by Great Lakes or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage or construction financings or purchase money obligations or similar financings or refinancings thereof, in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of design, installation, construction, repair or improvement of property (real or personal), plant or equipment used in the business of Great Lakes or any Restricted Subsidiary (whether through the direct acquisition, construction, repair or improvement of such assets or the acquisition of Equity Interests of any Person acquiring, constructing, repairing, improving or otherwise owning such assets), in an aggregate principal amount (which amount may, but need not, be incurred in whole or in part after the Issue Date under the Credit Facilities) not to exceed the greater of: (A) $100.0 million or (B) 12.5% of Total Tangible Assets (measured at the time of incurrence of any such Indebtedness), in either case outstanding at any time;

(5) the incurrence by Great Lakes or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that would have been permitted by the Indenture to be incurred under the first paragraph hereof or clauses (2), (3), (5) and (14) of this paragraph;

(6) the incurrence by Great Lakes or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Great Lakes and any of its Restricted Subsidiaries; provided, however, that (A) if Great Lakes is the obligor on this Indebtedness, the Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, (B) if any Guarantor is the obligor on this Indebtedness to a Restricted Subsidiary that is not a Guarantor, the Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Guarantor and (C) (i) any subsequent issuance or transfer of Equity Interests that results in any Indebtedness being held by a Person other than Great Lakes or a Restricted Subsidiary and (ii) any sale or other transfer of any Indebtedness to a Person that is not either Great Lakes or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of Indebtedness by Great Lakes or the Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Great Lakes or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(8) the incurrence by Great Lakes or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by other clauses of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (8), not to exceed $50.0 million;

(9) the guarantee by Great Lakes or any Restricted Subsidiary of Indebtedness of Great Lakes or a Restricted Subsidiary, which Indebtedness was permitted to be incurred by another provision of this covenant; provided that in the case of a guarantee by any Restricted Subsidiary that is not a Guarantor, such Restricted Subsidiary complies with the covenant described below under “—Limitation on Issuance of Guarantees of Indebtedness”;

(10) Indebtedness of Great Lakes or a Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any Person in connection with worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to Great Lakes or the Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with past practices;

(11) the incurrence of Permitted Bonding Obligations;

(12) the incurrence of Indebtedness arising from agreements of Great Lakes or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that with respect to any such disposition, the maximum aggregate liability of this Indebtedness shall at no time exceed the gross proceeds actually received by Great Lakes and its Restricted Subsidiaries in connection with any such disposition;

(13) the issuance by any of Great Lakes’ Restricted Subsidiaries to Great Lakes or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

•	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Great Lakes or a Restricted Subsidiary of Great Lakes; and

•	any sale or other transfer of any such preferred stock to a Person that is not either Great Lakes or a Restricted Subsidiary of Great Lakes;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (13);

(14) the incurrence by Great Lakes or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by other clauses of this paragraph) to finance the repurchase of the Designated Vessels, which are utilized at the time of incurrence by Great Lakes or a Restricted Subsidiary under operating leases, in each case on terms not materially less favorable on the whole than those set forth in the repurchase provisions contained in such operating leases as in effect as of the Issue Date;

(15) the guarantee by Great Lakes or a Restricted Subsidiary of Indebtedness of any entity which is not wholly owned by Great Lakes or any of its Restricted Subsidiaries; provided that the maximum liability of Great Lakes or a Restricted Subsidiary thereunder does not exceed $15.0 million at any time; and

(16) Indebtedness incurred as a result of the accounting for an extension of the term of any lease existing on the Issue Date as a capital lease under GAAP as a result of such extension.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Great Lakes shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) that item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, that in each case, that the amount is included in Fixed Charges of Great Lakes as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Great Lakes or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Indebtedness supported by a letter of credit issued under a Credit Facility in accordance with clause (1) above shall not be deemed a separate incurrence of Indebtedness for purposes of this covenant, but only to the extent of the stated amount of such letter of credit.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted valued of the Indebtedness in the case of any Indebtedness issued with original issue discount;

(2) the maximum fixed redemption liability with respect to any Disqualified Stock or preferred stock of a Restricted Subsidiary;

(3) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(4) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

•	the Fair Market Value of such asset at the date of determination, and

•	the amount of the Indebtedness of the other Person.

Limitation on Liens

Great Lakes will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, including any income or profits therefrom, except

•	Permitted Liens;

•	in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or a Guarantee, the Notes or such Guarantee, as the case may be, are secured by a Lien on property, assets or proceeds that is senior in priority to the Liens (with the same relative priority as the subordinate or junior Indebtedness shall have with respect to the Notes and the Guarantees); and

•	in the case of Liens securing Indebtedness that is pari passu with the Notes or a Guarantee, then the Notes or such Guarantee, as the case may be, are secured by the Lien on an equal and ratable basis.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

Great Lakes will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to Great Lakes or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other liabilities owed to Great Lakes or any of its Restricted Subsidiaries;

(2) make loans or advances to Great Lakes or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Great Lakes or any of its Restricted Subsidiaries.

The first paragraph of this covenant will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the Issue Date;

(2) the Credit Agreement and Permitted Bonding Obligations as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, provided that any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in the Credit Agreement or in agreements with respect to Permitted Bonding Obligations, as applicable, as in effect on the Issue Date;

(3) the Indenture, the Notes and the Guarantees;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by Great Lakes or any of its Restricted Subsidiaries as in effect at the time of acquisition (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the Indenture to be incurred;

(6) customary non-assignment provisions in leases, licenses, charters or other similar agreements entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(8) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “—Limitation on Liens” that limits the right of the debtor to dispose of the assets (including any insurance, leases and charters relating to such assets, and any proceeds thereof) securing the Indebtedness;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) mortgage, construction, purchase money or similar financings that impose restrictions on the transfer of the property acquired, constructed repaired or improved;

(14) encumbrances or restrictions imposed by amendments to the contracts, agreements or obligations referred to in the foregoing clauses (1), (3), (5), (6), (7), (8), (10), (11), (12) and (13), provided that the amendments are not materially more restrictive than the agreement so amended;

(15) any other agreement, instrument or document relating to Indebtedness hereafter in effect, provided, that the terms and conditions of such encumbrances or restrictions are not materially more restrictive taken as a whole than those encumbrances or restrictions imposed in connection with the Credit Agreement as in effect on the Issue Date (which may result in encumbrances or restrictions upon a Restricted Subsidiary so long as such encumbrances or restrictions are not materially more restrictive taken as a whole than the comparable restriction that is applicable to Great Lakes); or

(16) encumbrances or restrictions contained in any Indebtedness incurred by a Foreign Subsidiary that apply only to such Foreign Subsidiary.

Limitation on Mergers, Consolidations or Sales of Assets

Great Lakes will not consolidate or merge with or into (whether or not Great Lakes is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(1) Great Lakes is the surviving corporation or the entity or the Person formed by or surviving the consolidation or merger (if other than Great Lakes) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any individual state or the District of Columbia; provided, however, that if such Person is a limited liability company or partnership, a corporate Wholly Owned Restricted Subsidiary of such Person becomes a co-issuer of the Notes in connection therewith;

(2) the entity or Person formed by or surviving any consolidation or merger (if other than Great Lakes) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the then existing obligations of Great Lakes under the Notes and the Indenture pursuant to a supplemental indenture in the form contemplated by the Indenture and otherwise reasonably satisfactory to the trustee;

(3) immediately after the transaction no Default or Event of Default exists; and

(4) except in the case of a merger or consolidation of Great Lakes with or into a Wholly Owned Restricted Subsidiary of Great Lakes, Great Lakes or the Person formed by or surviving the consolidation or merger (if other than Great Lakes), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable four-quarter period, (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or (B) have a Fixed Charge Coverage Ratio that is greater than the Fixed Charge Coverage Ratio of Great Lakes without giving effect to the transaction.

Great Lakes will not, directly or indirectly, lease all or substantially all of its properties or assets to any Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance or other disposition of assets (including by way of merger or consolidation) between or among Great Lakes and any of its Wholly Owned Restricted Subsidiaries that are Guarantors.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition by Great Lakes (other than by lease) of all or substantially all of the properties and assets of Great Lakes, in accordance with this covenant, the successor Person formed by such consolidation or into which Great Lakes is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Great Lakes under the Indenture and the Notes. In the event of any such transfer (other than a transfer of less than all of the properties and assets of Great Lakes), Great Lakes shall be released and discharged from all liabilities and obligations in respect of the Notes and the Indenture, and Great Lakes may be dissolved, wound up or liquidated at any time thereafter.

Limitation on Transactions with Affiliates

Great Lakes will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, each, an “Affiliate Transaction,” unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Great Lakes or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Great Lakes or the Restricted Subsidiary with an unrelated Person, and

(2) Great Lakes delivers to the trustee:

•	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Great Lakes set forth in an Officers’ Certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the members of the Board of Directors of Great Lakes (and, if there are disinterested directors, a majority thereof) and

•	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Great Lakes or such Restricted Subsidiary of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the preceding provisions of this covenant, the following items shall not be deemed to be Affiliate Transactions:

(1) any employment agreement, compensation, employee benefit arrangements and incentive arrangements or indemnification agreement or arrangement with any officer, director, member or employee entered into by Great Lakes or any of its Restricted Subsidiaries in the ordinary course of business of Great Lakes or the Restricted Subsidiary;

(2) transactions between or among Great Lakes and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees and customary indemnification agreements with directors and officers of Great Lakes and its Restricted Subsidiaries or any direct or indirect parent of Great Lakes;

(4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Limitation on Restricted Payments”;

(5) loans and advances to officers, directors and employees of Great Lakes or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business;

(6) transactions with a Person (other than an Unrestricted Subsidiary of Great Lakes) that is an Affiliate of Great Lakes solely because Great Lakes owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(7) the issuance of Equity Interests (other than Disqualified Stock) of Great Lakes to any direct or indirect parent of Great Lakes;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party or on terms that are approved by the Board of Directors of Great Lakes, including a majority of the disinterested directors, if any; and

(9) any payments or other transactions pursuant to any tax-sharing agreement between Great Lakes and any other Person with which Great Lakes files a consolidated tax return or with which Great Lakes is part of a consolidated group for tax purposes.

Limitation on Business Activities

Great Lakes will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to Great Lakes and its Restricted Subsidiaries taken as a whole.

Limitation on Payments for Consent

Neither Great Lakes nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless the consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Limitations on Issuances of Guarantees of Indebtedness

Great Lakes will cause any Restricted Subsidiary (other than an Excluded Subsidiary), whether currently existing, or subsequently acquired or created, that guarantees Great Lakes’ Obligations or the Obligations of any other Restricted Subsidiary under the Credit Agreement to fully and unconditionally guarantee all of Great Lakes’ or such Restricted Subsidiary’s Obligations under the Notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture until released in accordance with the terms of the Indenture. Any such Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged as described above under the caption “—Guarantees.”

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Great Lakes will file with the SEC (unless the SEC will not accept such filing) and furnish to the trustee and the holders of Notes:

(1) all quarterly and annual financial and other information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Great Lakes was required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Great Lakes and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes, the financial condition and results of operations of Great Lakes and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Great Lakes) and, with respect to the annual information only, a report thereon by Great Lakes’ certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Great Lakes was required to file these reports, in each case within the time periods specified in the SEC’s rules and regulations;

provided, however, that Great Lakes will not be required to furnish such information to the trustee or the registered holders of the Notes to the extent such information is electronically filed with the SEC and is electronically available to the public free of cost.

In addition, (1) at all times the SEC does not accept the filings provided for in the preceding sentence or (2) the filings provided for in the preceding sentence do not contain the information required to be delivered upon request pursuant to Rule 144A(d)(4) under the Securities Act, then, in each case, Great Lakes has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Delivery of reports, information and documents to the trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the Indenture or the Notes (as to which the trustee is entitled to rely exclusively on certificates of officers). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, Great Lakes’ compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the Indenture, or participate in any conference calls.

Events of Default and Remedies

The Indenture will provide that each of the following constitutes an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of or premium, if any, on the Notes;

(3) failure by Great Lakes or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control”;

(4) failure by Great Lakes or any of its Restricted Subsidiaries for 60 days after notice by the trustee or by the holders of at least 25% in principal amount of Notes then outstanding to Great Lakes and the trustee to comply with any of its other agreements in the Indenture or the Notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Great Lakes or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Great Lakes or any of its Restricted Subsidiaries) whether the Indebtedness or guarantee now exists, or is created after the Issue Date, which default

•	is caused by a failure to pay principal on such Indebtedness at final stated maturity prior to the expiration of the grace period provided in the Indebtedness on the date of the default (a “Payment Default”) or

•	results in the acceleration of the Indebtedness prior to its stated maturity and, in each case, the principal amount of any Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (after giving effect to any applicable grace period), aggregates $20.0 million or more;

(6) failure by Great Lakes or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any amount with respect to which a reputable insurance company with assets over $100.0 million has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days after their entry;

(7) certain events of bankruptcy or insolvency with respect to Great Lakes or any of its Significant Subsidiaries; and

(8) except as permitted by the Indenture, any Guarantee of any Significant Subsidiary (or group of Guarantors that, collectively, would be a Significant Subsidiary) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary (or group of Guarantors that, collectively, would be a Significant Subsidiary), or any Person acting on behalf of any Guarantor that is a Significant Subsidiary (or group of Guarantors that, collectively, would be a Significant Subsidiary), shall deny or disaffirm its obligations under its Guarantee.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Great Lakes, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.

Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders), and may take any other action it deems proper that is not inconsistent with any such direction received from holders of a majority in principal amount of Notes. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the first paragraph of this section (excluding any resulting payment default under the Indenture or the Notes), the declaration of acceleration of the Notes shall be automatically annulled if the holders of all Indebtedness described in such clause (5) have rescinded the declaration of acceleration in respect of such Indebtedness within 20 days of the date of such declaration, and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, the principal of, or premium on the Notes. The holders of a majority in principal amount of the outstanding Notes by written notice to Great Lakes and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the nonpayment of the principal of, premium and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived; and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all amounts owing to the trustee have been paid.

A holder may not institute any proceeding, judicial or otherwise, with respect to the Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture or the Notes, unless:

(1) the holder has previously given to the trustee written notice of a continuing Event of Default;

(2) holders of at least 25% in aggregate principal amount of outstanding Notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the Indenture;

(3) holders have offered to the trustee security or indemnity satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(4) the trustee for 60 days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such proceeding; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes have not given the trustee a direction that is inconsistent with such written request.

Notwithstanding anything to the contrary, the right of a holder of a Note to receive payment of principal of or interest on its Note on or after the Stated Maturity thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

Great Lakes is required to deliver to the trustee annually a statement regarding compliance with the Indenture, and Great Lakes is required upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying the Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Great Lakes shall have any liability for any obligations of Great Lakes under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that this type of waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Great Lakes may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, interest on or premium on such Notes when such payments are due from the trust referred to below;

(2) Great Lakes’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Great Lakes’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Great Lakes may, at its option and at any time, elect to have the obligations of Great Lakes and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Great Lakes must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, expressed in a written certification thereof delivered to the trustee, to pay the principal of, interest on and premium on, the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and Great Lakes must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Great Lakes has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Great Lakes has received from the Internal Revenue Service a ruling directed to it or (b) since the Issue Date, there has been a change in the applicable federal income tax law (including by reason of a published ruling from the Internal Revenue Service), in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Great Lakes has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Great Lakes or any of its Subsidiaries is a party or by which Great Lakes or any of its Subsidiaries is bound;

(6) Great Lakes must deliver to the trustee an officers’ certificate stating that the deposit was not made by Great Lakes with the intent of preferring the holders of Notes over the other creditors of Great Lakes with the intent of defeating, hindering, delaying or defrauding creditors of Great Lakes or others; and

(7) Great Lakes must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, premium on or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from the acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a redemption or repurchase payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9) expressly subordinate in right of payment the Notes or any Guarantee to any other Indebtedness of Great Lakes or any Guarantor; or

(10) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of Notes, the Guarantors, Great Lakes and the trustee may amend or supplement the Indenture, the Guarantees or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Great Lakes’ or a Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Great Lakes’ assets that is permitted by the Indenture;

(4) to provide for the issuance of additional Notes in accordance with the provisions set forth in the Indenture on the Issue Date;

(5) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any holder;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to allow any Guarantor to guarantee the Notes; or

(8) to conform any provision of the Indenture to this “Description of the Notes.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Great Lakes, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing or sending of a notice of redemption or otherwise or will become due and payable within one year, and Great Lakes has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient (in the opinion of a nationally recognized firm of independent public accountants delivered in writing to the trustee if Government Securities are deposited) without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Great Lakes or any Guarantor is a party or by which Great Lakes or any Guarantor is bound;

(3) Great Lakes has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Great Lakes has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, Great Lakes must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The Indenture contains limitations on the rights of the trustee, should it become a creditor of Great Lakes, to obtain payment of claims in certain cases, or to realize on property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest as defined by the Trust Indenture Act, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to exceptions defined in the Indenture. The Indenture provides that in case an Event of Default shall occur (which shall not be cured or waived), the trustee will be required, in the exercise of the rights and powers vested in it by the Indenture, to use the degree of care and skill in their exercise of a prudent man in the conduct of his own affairs under the circumstances. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the direction or request of any holder of Notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

The trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The transferor of any Note shall provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information. In connection with any proposed exchange of a certificated Note for a global Note, Great Lakes or DTC shall be required to provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Methods of Receiving Payments on the Notes

All principal, premium and interest on the Notes will be payable at the office or agency of Great Lakes maintained for this purpose within the continental United States, at the option of Great Lakes, payment of principal, premium and interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments of principal, premium and interest with respect to Notes the holders of which have given wire transfer instructions to Great Lakes will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders of the Notes. Until otherwise designated by Great Lakes, Great Lakes’ office or agency will be the office of the trustee maintained for this purpose. Under the Indenture, Great Lakes and the trustee will treat the Person in whose name the Notes are registered as a holder for all purposes. Consequently, an owner of a beneficial interest in a global note will not be considered a holder under the Indenture.

Paying Agent and Registrar for the Notes

The trustee under the Indenture initially will be the paying agent and registrar with regard to the Notes. Great Lakes may change the paying agent or registrar without prior notice to the holders of the Notes, and Great Lakes or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. A holder may be required to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Great Lakes is not required to transfer or exchange any Note selected for redemption. Also, Great Lakes is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Governing Law; Jury Trial Waiver

The Indenture is governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles thereof. The Indenture provides that Great Lakes, the Guarantors and the trustee, and each holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes or any transaction contemplated thereby.

Certain Definitions

Set forth below are certain defined terms used in the Indenture.

“Acquired Debt” means, with respect to any specified Person:

•	Indebtedness of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the specified Person, and

•	Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at May 15, 2020 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through May 15, 2020 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) then outstanding principal amount of such Note.

“Asset Sale” means

(1) the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, conveyance or other disposition of all or substantially all of the assets of Great Lakes and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Limitation on Mergers, Consolidations or Sales of Assets” and not by the provisions of the “—Repurchase at the Option of Holders—Asset Sales” covenant), and

(2) the issue or sale by any Restricted Subsidiary of Equity Interests of any of Great Lakes’ Subsidiaries,

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions (A) that involve assets or Equity Interests that have a Fair Market Value in excess of $10.0 million or (B) for Net Proceeds in excess of $10.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(1) a transfer of assets by Great Lakes to a Restricted Subsidiary or by a Restricted Subsidiary to Great Lakes or to another Restricted Subsidiary;

(2) an issuance, sale, transfer or other disposition of Equity Interests by a Restricted Subsidiary to Great Lakes or to another Restricted Subsidiary;

(3) a Restricted Payment that is permitted by the covenant described above under the caption “—Limitation on Restricted Payments,” or a Permitted Investment;

(4) the sale and leaseback of any assets within 180 days of the date of acquisition or completion of construction of such assets;

(5) the sale or other disposition of assets that have become worn out, obsolete or damaged or no longer used or useful in the business of Great Lakes or any Restricted Subsidiary, as the case may be, in the ordinary course of business;

(6) bareboat, time or voyage charters, leases or licenses entered into in the ordinary course of business for fair market value;

(7) the sale or other disposition of cash or Cash Equivalents;

(8) the sale or lease of products or services or the licensing of intellectual property, in each case in the ordinary course of business;

(9) the sale for Fair Market Value of accounts receivable that are generated from operations conducted outside the United States by Great Lakes or any Restricted Subsidiary;

(10) the creation of a Permitted Lien and dispositions in connection with the creation of Permitted Liens; and

(11) dispositions of assets in the ordinary course of business, including, but not limited to, equipment and vehicles.

“Bonding Agreement” means collectively (i) that certain General Indemnity Agreement dated as of April 7, 2015 by and among Great Lakes, certain of the Guarantors, Argonaut Insurance Company and the other parties thereto from time to time, (ii) that certain General Agreement of Indemnity dated as of April 13, 2015 by and among Great Lakes, certain of the Guarantors, Berkley Regional Insurance Company and the other parties thereto from time to time, (iii) that certain General Agreement of Indemnity dated as of April 7, 2015 by and among Great Lakes, certain of the Guarantors, Westchester Fire Insurance Company (or any of its affiliates, including, but not limited to Federal Insurance Company, its successors and assigns) and the other parties thereto from time to time, (iv) that certain General Agreement of Indemnity dated as of April 7, 2015 among Liberty Mutual Insurance Company, Great Lakes, certain of the Guarantors and the other parties thereto, and (v) that certain Agreement of Indemnity dated as of September 7, 2011 by and among the Borrowers, Zurich and the other parties thereto from time to time, as amended by that certain First Rider to General Agreement of Indemnity dated as of Mary 31, 2012 by and among Great Lakes, certain of the Guarantors, Zurich and the other parties thereto, in each case, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Capital Lease Obligation” means, at the time any determination of a capital lease obligation is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means

(1) United States dollars or money in other currencies received in the ordinary course of business;

(2) obligations issued or guaranteed by the United States government or any agency of the United States (provided that the full faith and credit of the United States is pledged in support) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million;

(4) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2) and (3) above entered into with any institution meeting the qualifications specified in clause (3) above;

(5) obligations issued by any state of the United States of America or any political subdivision of any such state maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition;

(8) short-term asset management accounts offered by any lender under Credit Facilities for the purpose of investing in notes issued by a corporation (other than Great Lakes or any Affiliate of Great Lakes) organized under the laws of any state of the United States or of the District of Columbia and rated A–2 or higher by S&P, or P-2 or higher by Moody’s;

(9) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or the federal government of Canada, or by any political subdivision or taxing authority thereof, and having one of the two highest ratings obtainable from S&P or Moody’s;

(10) time or demand deposits with any bank or trust company;

(11) participation in loans made to a borrower (other than an Affiliate of Great Lakes) with a debt rating of A–2 or higher from S&P, or P-2 or higher from Moody’s; provided, however, that such loans must mature within one year from the date such participation is purchased;

(12) bonds issued by a municipality or governmental agency and rated not lower than BBB by S&P, or Baa2 by Moody’s and purchased by Great Lakes or any of its Subsidiaries in the ordinary course of its business in connection with retainage under contracts with its customers; and

(13) in the case of Foreign Subsidiaries, short term investments comparable to the foregoing.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Great Lakes and its Subsidiaries (determined on a consolidated basis), in each case, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Great Lakes or a Wholly Owned Restricted Subsidiary of Great Lakes;

(2) the adoption of a plan relating to the liquidation or dissolution of Great Lakes (other than in a transaction which complies with the provisions described under “—Limitation on Mergers, Consolidations or Sales of Assets”);

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of Great Lakes (measured by voting power rather than number of shares); or

(4) the first day on which a majority of the members of the Board of Directors of Great Lakes are not Continuing Directors.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance, or other disposition of “all or substantially all” of the assets of Great Lakes and its Subsidiaries (determined on a consolidated basis). Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which is the law governing the Indenture. Accordingly, the ability of a holder of Notes to require Great Lakes to repurchase Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Great Lakes and its Subsidiaries taken as a whole to another Person or group may be uncertain.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus

(1) an amount equal to any extraordinary or nonrecurring loss (including any loss on extinguishment or conversion of Indebtedness) plus any net loss realized in connection with an Asset Sale (without giving effect to the $5.0 million threshold provided in the definition thereof), to the extent those losses were deducted in computing the Consolidated Net Income, plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing the Consolidated Net Income, plus

(3) consolidated Fixed Charges to the extent that any such Fixed Charges were deducted in computing the Consolidated Net Income, plus

(4) any non-cash compensation arising from stock options, restricted stock grants or other equity-incentive programs, plus

(5) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash items were deducted in computing the Consolidated Net Income, minus

(6) non-cash items increasing the Consolidated Net Income for such period other than (A) accrual of revenue in the ordinary course of business and (B) reversals of prior accruals or reserves for cash items previously excluded from Consolidated Cash Flow pursuant to clause (5) of this definition, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or its Restricted Subsidiary;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles shall be excluded,

(4) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to Great Lakes or one of its Subsidiaries,

(5) any non-cash goodwill or other intangible asset impairment charges incurred subsequent to the Issue Date resulting from the application of ASC Topic 350, “Intangibles- Good Will and Other,” ASC Topic 360, “Property, Plant and Equipment” and ASC Topic 805, “Business Combinations” or any related subsequent statement of financial accounting standards shall be excluded;

(6) any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(7) any increase in amortization or depreciation expense or any one-time non-cash charges resulting from purchase accounting or any non-recurring costs and expenses incurred in connection with the 2003 Transactions and the transactions related thereto, or any acquisition that is consummated after the Issue Date shall be excluded;

(8) any fees, expenses and debt issuance costs paid in connection with issuance of the Notes shall be excluded;

(9) the Net Income from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after tax basis, shall be excluded;

(10) the non-cash gains, losses, income, and expenses resulting from fair value accounting required by ASC Topic 815, “Derivatives and Hedging” or any related subsequent statement of financial accounting standards shall be excluded; and

(11) any net unrealized gain or loss (after any offsets) resulting from any foreign currency translation shall be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Great Lakes who (1) was a member of the Board of Directors on the Issue Date or (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board at the time of the nomination or election.

“Credit Agreement” means that certain Revolving Credit and Security Agreement, dated as of December 30, 2016 (as amended through and including the Issue Date), by and among Great Lakes, the affiliates of Great Lakes party thereto from time to time, PNC Bank National Association, as agent, PNC Capital Markets LLC, The PrivateBank and Trust Company, Suntrust Robinson Humphrey, Inc., Capital One, National Association, and Bank of America, N.A., as joint lead arrangers and joint bookrunners, and the other lenders that are party to the Credit Agreement, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as increased as permitted by the terms of the Indenture, and amended, modified, renewed, restated, refunded, replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of Great Lakes as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders or through the issuance of debt securities.

“Credit Facilities” means, with respect to Great Lakes or its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuance of debt securities to institutional investors, in each case, as increased as permitted by the terms of the Indenture, and amended, restated, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by Great Lakes or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by the Chief Financial Officer of Great Lakes. Such Officers’ Certificate shall state the basis of such valuation. A particular item of Designated Non-cash Consideration shall no longer be considered to be outstanding to the extent it has been sold or liquidated for cash (but only to the extent of the cash received).

“Designated Vessels” means the dredge “New York,” the dredge “Liberty Island,” the bottom-dump barges G.L.65, G.L.501 and G.L.502, the self-unloading barge “Long Island,” the trailing suction hopper dredge “Terrapin Island,” the barge “U.S. Flag Idler,”, the vessel G.L.177, the vessels G.L.701 and G.L.702, the vessels G.L.601 and G.L.602, the vessels Fuel barge 1002 and Fuel Barge 1003, the vessel Lake Michigan and all ancillary equipment related thereto.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder), or upon the happening of any event (other than optional redemption by Great Lakes thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders have the right to require Great Lakes to repurchase the Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of the Capital Stock provide that Great Lakes may not repurchase or redeem any such Capital Stock pursuant to such provisions unless the repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of Great Lakes that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering or sale of Equity Interests (other than Disqualified Stock) of Great Lakes or a direct or indirect parent of Great Lakes (so long as the net proceeds thereof are contributed to the common equity capital of Great Lakes).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Contribution” means the net cash proceeds received by Great Lakes after the Issue Date from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Great Lakes or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of Great Lakes, in each case designated within 60 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from the calculation set forth in the clause (3)(B) of the first paragraph of the covenant described above under the caption “—Certain Covenants— Limitation on Restricted Payments.”

“Excluded Subsidiaries” means each Foreign Subsidiary, each Domestic Subsidiary that is not a Wholly Owned Restricted Subsidiary and each of Dawson Marine Services Company, Terra Contracting Services, LLC, Terra Fluid Management, LLC and Fifty-Three Dredging Corporation.

“Existing Indebtedness” means Indebtedness (including guarantees) of Great Lakes and its Restricted Subsidiaries (other than Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described above under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock) in existence on the Issue Date, until permanently repaid.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction; provided that, other than as expressly set forth in the Indenture, for purposes of determining the “Fair Market Value” of any property or assets, such Fair Market Value shall be determined by (x) Great Lakes in good faith with respect to assets or property with a Fair Market value not in excess of $5.0 million, (y) Great Lakes’ Chief Financial Officer with respect to assets or property with a Fair Market Value in excess of $5.0 million but not in excess of $10.0 million and (z) Great Lakes’ Board of Directors with respect to assets or property with a Fair Market Value in excess of $10.0 million.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to interest rate Hedging Obligations (but excluding the amortization or write-off of financing fees in connection with the offerings of the Notes), net of interest income of such Person and its Restricted Subsidiaries for such period; and

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not the guarantee or Lien is called upon); and

(4) the product of (a) all cash dividend payments and non-cash dividend payments on any series of preferred stock and any series of Disqualified Stock, in each case, of such Person or any of its Restricted Subsidiaries, other than dividend payments (x) on Equity Interests payable solely in Equity Interests of Great Lakes (other than Disqualified Stock) or (y) to Great Lakes or a Guarantor, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow to the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Indebtedness (other than repayment of revolving credit borrowings that are not accompanied by a permanent reduction in the commitment amount) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,

(1) acquisitions and dispositions that have been made by Great Lakes or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they occurred on the first day of the four-quarter reference period in accordance with Regulation S-X under the Securities Act and, in connection with any acquisition, shall be calculated giving pro forma effect to Pro Forma Cost Savings;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded in accordance with clause (1) above;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded in accordance with clause (1) or (2) above, as applicable, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) Consolidated Cash Flow shall be calculated giving pro forma effect to the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries, as if such creation, designation or redesignation occurred on the first day of the four-quarter reference period; and

(5) if any Indebtedness being incurred bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Foreign Subsidiary” means a Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit Obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligations or a specific payment of principal of or interest on any such U.S. government obligations held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligations or the specific payment of principal of or interest on the U.S. government obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements), of all or any part of any Indebtedness.

“Guarantee” means a full and unconditional senior unsecured guarantee of the Notes pursuant to the Indenture.

“Guarantor” means any Restricted Subsidiary of Great Lakes that issues a Guarantee of the Notes, in each case, until such Person is released from its Guarantee in accordance with the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under

•	interest rate or currency swap agreements, interest rate cap agreements and interest rate collar agreements,

•	other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk or currency exchange rate risk, and

•	commodities purchase and sale agreements and other similar agreements designed for the purpose of fixing, hedging or swapping the price risk related to raw materials or other commodities (including fuel) used by Great Lakes and its Restricted Subsidiaries in the ordinary course of business.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or related reimbursement agreements);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(6) representing the net amount owning under any Hedging Obligations relating to interest rate risk,

if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of Equity Interests or other securities by Great Lakes or any of its Restricted Subsidiaries for consideration consisting solely of Equity Interests (other than Disqualified Stock) of Great Lakes shall not be deemed to be an Investment. If Great Lakes or any Restricted Subsidiary of Great Lakes sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Great Lakes such that, after giving effect to the sale or disposition, such Person is no longer a Restricted Subsidiary of Great Lakes, Great Lakes shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of the Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Limitation on Restricted Payments.”

“Issue Date” means May 24, 2017.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature of a conditional sale or title retention agreement, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however,

•	any gain or loss, together with any related provision for taxes on the gain or loss, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) (without giving effect to the $10.0 million threshold provided for in the definition thereof) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

•	any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on the extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Great Lakes or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale (including Designated Non-cash Consideration)), net of

(1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any related relocation expenses;

(2) any taxes paid or payable as a result of the asset sale (after taking into account any available tax credits or deductions, any tax sharing arrangements);

(3) any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with GAAP;

(4) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold;

(5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(6) appropriate amounts to be provided by Great Lakes or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with Asset Sale, all as determined in conformity with GAAP.

“Non-Recourse Debt” means Indebtedness

(1) as to which neither Great Lakes nor any of its Restricted Subsidiaries

•	provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

•	is directly or indirectly liable (as a guarantor or otherwise), or

•	constitutes the lender; and

(2) no default with respect to which (including any rights that any holders may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of Great Lakes or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause its payment to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Great Lakes or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, costs, expenses, reimbursement obligations, damages and other liabilities and obligations which may arise under or in connection with the Credit Agreement or the Bonding Agreement or under or in connection with the documentation governing any Indebtedness, and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant document, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

“Permitted Bonding Obligations” means (1) obligations incurred by Great Lakes or any of its Restricted Subsidiaries (including guarantees) with respect to letters of credit, banker acceptances, bid, payment, performance, surety, appeal or similar bonds and completion guarantees in the ordinary course of business and (2) obligations incurred by Great Lakes or any of its Restricted Subsidiaries (including guarantees) under the Bonding Agreement.

“Permitted Business” means any of the businesses engaged in by Great Lakes and its Restricted Subsidiaries on the Issue Date, together with other marine specialty contractor services, marine infrastructure construction, demolition and environmental services, dredging, repair, salvage and maintenance services, marine transportation, aggregates production, storage, handling, sales and supply and any other reasonably related, complementary or ancillary business or other business that is a reasonable extension or expansion of such business.

“Permitted Investments” means

(1) any Investment in Great Lakes or in a Restricted Subsidiary of Great Lakes;

(2) any Investment in Cash Equivalents;

(3) any Investment by Great Lakes or any Restricted Subsidiary of Great Lakes in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of Great Lakes or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Great Lakes or a Restricted Subsidiary of Great Lakes;

(4) any Investment made as a result of the receipt of assets not constituting Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Great Lakes;

(6) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (6) that are at the time outstanding, not to exceed the greater of $60.0 million and 7.5% of Total Tangible Assets, provided, however, that if an Investment pursuant to this clause (6) is made in any Person that is not a Restricted Subsidiary of Great Lakes at the date of the making of the Investment and such person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (6);

(7) Investments received in settlement, compromise or resolution of: (a) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of Great Lakes or any of its Subsidiaries including pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors, suppliers or customers or (b) litigation, arbitration or other disputes with Persons;

(8) Investments existing on the Issue Date;

(9) loans and advances to officers, directors, members and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business not to exceed $2.0 million in the aggregate at any time;

(10) any Hedging Obligation;

(11) Investments consisting of intercompany loans from Great Lakes and its Restricted Subsidiaries to Restricted Subsidiaries, including Restricted Subsidiaries that are not Guarantors;

(12) Investments in any Person engaging in a Permitted Business in an aggregate amount at any one time outstanding not to exceed $25.0 million;

(13) guarantees otherwise permitted by the terms of the Indenture; and

(14) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person.

“Permitted Liens” means

(1) Liens securing Indebtedness under Credit Facilities incurred pursuant to clause (1) of the second paragraph of the covenant described under the caption “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(2) Liens in favor of Great Lakes or a Restricted Subsidiary;

(3) Liens on property or assets of, or any equity interest in or secured debt of, a Person existing at the time that Person is merged with or into or consolidated with Great Lakes or any Restricted Subsidiary of Great Lakes; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Great Lakes;

(4) Liens on property (including Capital Stock) existing at the time the property was acquired by Great Lakes or any Restricted Subsidiary of Great Lakes, provided that such Liens were in existence prior to the contemplation of the acquisition of property;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid bonds, payment bonds, performance and lien bonds or other obligations of a like nature incurred in the ordinary course of business, including any Permitted Bonding Obligations;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) or (8) of the second paragraph of the covenant under the caption “Incurrence of Indebtedness and Issuance of Disqualified Stock” covering, in the case of such clause (4), only the assets (including any insurance, leases and charters relating to such assets, and any proceeds thereof) acquired, constructed, repaired or improved with such Indebtedness;

(7) Liens existing on the Issue Date and any renewals or extensions thereof on terms no more restrictive and secured by the same collateral as existing on the date of the Indenture (other than Liens securing Indebtedness under Credit Facilities incurred pursuant to clause (1) of the second paragraph of the covenant described under the caption “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens to secure Indebtedness of any Foreign Subsidiary permitted to be incurred under the covenant entitled “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covering only the assets of such Foreign Subsidiary;

(10) Liens incurred in the ordinary course of business of Great Lakes or any Restricted Subsidiary of Great Lakes with respect to obligations that do not exceed $25.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use of the property in the operation of business by Great Lakes or the Restricted Subsidiary;

(11) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens (including maritime Liens) imposed by law incurred in the ordinary course of business;

(12) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, or to secure the performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts, payment and performance and return-of-money bonds, bankers’ acceptances, and other similar obligations (exclusive of obligations for the payment of borrowed money);

(13) judgment or attachment Liens not giving rise to an Event of Default;

(14) easements, rights-of-way, municipal and zoning restrictions and other similar charges, title defects, encumbrances or irregularities in respect of real property not interfering in any material respect with the ordinary course of the business of Great Lakes or any of its Restricted Subsidiaries;

(15) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(16) Liens securing Hedging Obligations;

(17) Liens securing reimbursement obligations with respect to letters of credit and products and proceeds thereof;

(18) Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture;

(19) [reserved];

(20) Liens with respect to current wages of the master and crew and for wages of a stevedore when employed directly by Great Lakes or any Subsidiary of Great Lakes, or by the charterer, operator, master or agent of any of the vessels owned or operated by Great Lakes or any Subsidiary of Great Lakes and similar maritime liens and privileges arising in the ordinary course of business with respect to obligations which are not due or which are being properly contested in good faith by appropriate proceedings with appropriate reserves established as shall be required in conformity with GAAP;

(21) Liens for general average or salvage (including contract salvage);

(22) Liens arising by operation of law or by contract in each case encumbering insurance policies and proceeds thereof to secure the financing of premiums of such insurance policies;

(23) Liens arising pursuant to a purchase agreement or sale agreement securing the obligations under such purchase agreement or sale agreement and encumbering solely the assets that are to be sold in any asset sale permitted under “—Asset Sales”; and

(24) Liens with respect to bareboat charters, leases and licenses of assets in the ordinary course of business.

“Permitted Refinancing Indebtedness” means any Indebtedness of Great Lakes or any of its Restricted Subsidiaries issued in exchange for, to extend, refinance, renew, replace, defease or refund other Indebtedness of Great Lakes or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of the Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses, premiums, penalties, fees and interest incurred in connection therewith);

(2) if the final maturity date of the Indebtedness being refinanced is earlier than the final maturity of the Notes, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) if the final maturity of the Indebtedness being refinanced is later than the final maturity of the Notes, the Permitted Refinancing Indebtedness has a final maturity at least 91 days later than the Notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either (a) by Great Lakes or any Guarantor or (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Tax Distributions” means the payment of any distributions to permit direct or indirect beneficial owners of shares of Capital Stock of Great Lakes to pay federal, state or local income tax liabilities arising from income to Great Lakes and attributable to them solely as a result of Great Lakes’ and any intermediate entity through which the holder owns such shares being a limited liability company, partnership or similar entity for federal income tax purposes.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that were (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and as applied as of the Issue Date, or (2) were actually implemented by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of such business, in case as if such reductions in cost had been effected as of the beginning of the applicable period and, in the case of each of (1) and (2), are described, as provided below, in an officer’s certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the trustee from Great Lakes’ Chief Financial Officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action.

“Qualified Proceeds” means any of the following or any combination of the following:

(1) cash,

(2) Cash Equivalents,

(3) assets that are used or useful in a Permitted Business and

(4) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Great Lakes or any Restricted Subsidiary of Great Lakes of such Capital Stock, (a) such Person becomes a Restricted Subsidiary of Great Lakes or any Restricted Subsidiary of Great Lakes or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Great Lakes or any Restricted Subsidiary of Great Lakes.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” means

(1) declare or pay any dividend or make any other payment or distribution on account of Great Lakes’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Great Lakes or any of its Restricted Subsidiaries) or to the direct or indirect holders of Great Lakes’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than, in each case, dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Great Lakes or dividends or distributions payable to Great Lakes or a Restricted Subsidiary of Great Lakes);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Great Lakes) any Equity Interests of Great Lakes (other than Equity Interests owned by Great Lakes or any Restricted Subsidiary of Great Lakes) or any direct or indirect parent of Great Lakes;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Great Lakes that is contractually subordinated to the Notes or to the Guarantees (other than any subordinated Indebtedness held by Great Lakes or any Restricted Subsidiary), except a payment of interest or principal at Stated Maturity; or

(4) make any Restricted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended, or if at any time after the execution and delivery of the Indenture such SEC is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties on such date.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the federal securities laws, as in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal (including any sinking fund payment) on any series of Indebtedness, the date on which payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for their payment.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Total Tangible Assets” means, with respect to any Person, the aggregate of all assets of such Person and its Restricted Subsidiaries as would be shown on the consolidated balance sheet of such Person in accordance with GAAP, less goodwill and intangibles.

“Treasury Rate” means, as of any Redemption Date, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to May 15, 2020; provided, however, that if the period from the Redemption Date to May 15, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Great Lakes or any successor to any of them) that is designated by the Board of Directors of Great Lakes as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Great Lakes or any Restricted Subsidiary of Great Lakes unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Great Lakes or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Great Lakes;

(3) is a Person with respect to which neither Great Lakes nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Great Lakes or any of its Restricted Subsidiaries; and

(5) has at least one director on its board of directors that is not a director or executive officer of Great Lakes or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Great Lakes or any of its Restricted Subsidiaries.

Any designation by the Board of Directors of an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “Certain Covenants—Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Great Lakes as of such date (and, if such Indebtedness is not permitted to be incurred under the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” Great Lakes shall be in default of the covenant). The Board of Directors of Great Lakes may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Great Lakes of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following the designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

“2003 Merger Agreement” means the Agreement and Plan of Merger among GLDD Acquisitions Corp., GLDD Merger Sub, Inc. and Great Lakes, dated as of November 12, 2003, in connection with the sale of all of the outstanding common stock of Great Lakes to GLDD Acquisitions Corp. and the merger of GLDD Merger Sub, Inc. with and into Great Lakes.

“2003 Transactions” means, the transactions contemplated by the 2003 Merger Agreement and the related financing transactions.

PRINCIPAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences to beneficial owners of Old Notes of the exchange of Old Notes for New Notes pursuant to the exchange offer. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of as of the date hereof, and all of which are subject to change, possibly on a retroactive basis. We have not sought and will not seek any rulings from the Internal Revenue Service, which we refer to as the “IRS,” with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

This discussion applies only to beneficial owners that acquired their Old Notes at original issuance at their original issue price and that hold such Old Notes as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax consequences to subsequent purchasers of the Old Notes or the New Notes. It also does not purport to discuss all U.S. federal income tax consequences that may be relevant to a particular holder in light of the holders particular circumstances, nor does it address considerations that may be relevant to a holder that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment; a person that will hold notes as a position in a “straddle,” conversion or other integrated transaction, tax-exempt organization, S-corporation, partnership or other pass-thru entity, or an investor in an S-corporation, partnership or other pass-thru entity; certain former citizens and residents; a person who is liable for the alternative minimum tax; or a person whose “functional currency” is not the U.S. dollar. If an entity that is treated as partnership for U.S. federal income tax purposes holds the Old Notes or the New Notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you own an interest in such an entity, you should consult your tax advisor. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any possible applicability of U.S. federal gift or estate tax.

Subject to the foregoing qualifications, we do not believe that the exchange of the Old Notes for New Notes in the exchange offer will be a taxable event for U.S. federal income tax purposes. A holder will not realize any taxable gain or loss as a result of exchanging the Old Notes for New Notes, and, upon the exchange, the holder will have the same tax basis and holding period in the New Notes as the holder had in the Old Notes immediately before the exchange.

THIS DISCUSSION IS FOR GENERAL PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE OR GIFT TAX LAWS, AS WELL AS FOREIGN, STATE OR LOCAL LAWS AND TAX TREATIES, AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

PLAN OF DISTRIBUTION

Based on current interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the New Notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such New Notes; and provided further, that such holder is not (1) an “affiliate” of GLDD or the Guarantors within the meaning of the Securities Act, (2) a broker-dealer who acquired Old Notes directly from GLDD, or (3) except as provided below, a broker-dealer who acquired Old Notes as a result of market-making or other trading activities.

Based on such SEC interpretations, we believe that a broker-dealer who acquired Old Notes as a result of market-making or other trading activities may participate in the exchange offer with respect to such Old Notes and resell the New Notes received in exchange, provided that the following conditions are met: (1) in connection with any such resales, the broker-dealer delivers this prospectus (which contains a plan of distribution with respect to such resale transactions); (2) the broker-dealer has not entered into any arrangement with us or any of our affiliates to distribute the New Notes; (3) we make each person participating in the exchange offer aware that any such broker-dealer may be considered an “underwriter” under the Securities Act and must deliver such prospectus; and (4) we include in the letter of transmittal an acknowledgement by such broker-dealer that it will deliver this prospectus in connection with any resale of such New Notes. By so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the New Notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any holder using the exchange offer to participate in a distribution of the New Notes:

•	cannot rely on the SEC staff positions enunciated in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991), and Shearman & Sterling, SEC no-action letter (July 2, 1983), or other similar letters; and

•	in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of New Notes; and, such a secondary resale transaction should be covered by an effective registration statement containing the selling securityholder information required by the Securities Act and rules promulgated thereunder.

We and the Guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Old Notes in the event the Company is required to file and cause to become effective a shelf registration statement covering resales of the Old Notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the New Notes and the guarantees will be passed upon for us by Jones Walker LLP, New Orleans, Louisiana.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K dated August 10, 2017, and the effectiveness of Great Lakes Dredge & Dock Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.gldd.com. Information on our website is not a part of, and we are not incorporating the contents of our website into, this prospectus. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act), until the termination or completion of the exchange offer covered by this prospectus. This prospectus is part of a registration statement filed with the SEC.

Subject to the foregoing, we are “incorporating by reference” into this prospectus the following documents:

SEC Filings	Period or Date Filed
Annual Report on Form 10-K (the consolidated financial statements, financial statement schedule and related report thereon included in Item 15 of this filing have been superseded and replaced by the consolidated financial statements, financial statement schedule and related report thereon included in the below-referenced Current Report on Form 8-K filed on August 10, 2017)	Fiscal year ended December 31, 2016

Definitive Proxy Statement on Schedule 14A	Filed March 30, 2017 (only those parts incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016)

Quarterly Reports on Form 10-Q	Fiscal quarters ended March 31, 2017 and June 30, 2017

Current Reports on Form 8-K	Filed January 9, 2017, January 30, 2017, May 1, 2017, May 12, 2017, May 17, 2017, May 18, 2017, May 24, 2017, and August 10, 2017

We will provide, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number:

Great Lakes Dredge & Dock Corporation

Corporate Secretary

2122 York Road

Oak Brook, Illinois 60523

Phone: (630) 574-3000

This prospectus and the information incorporated by reference herein contains summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

Great Lakes Dredge & Dock Corporation

OFFER TO EXCHANGE

$325,000,000 aggregate principal amount of its 8.000%

Senior Notes due 2022 that have been registered under

the Securities Act of 1933 for any and all of its outstanding unregistered 8.000% Senior Notes due 2022

PROSPECTUS

August 17, 2017